                                                                 EXECUTION COPY


-------------------------------------------------------------------------------


                         AGREEMENT AND PLAN OF EXCHANGE

                    dated as of the 6th day of October, 1997

                                  by and among

                      ADVANCED COMMUNICATIONS GROUP, INC.
                                  (Purchaser)

                                      and

                         ADVANCED COMMUNICATIONS CORP.
                                   (Old ACG)

                           1+ USA V ACQUISITION CORP.
                                    (Newco)

                                      and

                       FEIST LONG DISTANCE SERVICE, INC.
                                 (the Company)

                                      and

                                THOMAS J. FEIST

                                 ROBERTA FEIST

                                      and

                                     OTHERS

                       (the Stockholders of the Company)


-------------------------------------------------------------------------------

                                                 TABLE OF CONTENTS

1.       DEFINITIONS............................................................................................. 3

2.       PURCHASE, SALE AND EXCHANGE............................................................................. 6

3.       SECTION 351 EXCHANGE PLAN............................................................................... 7

4.       CLOSING................................................................................................. 7

5.       REPRESENTATIONS, WARRANTIES, COVENANTS AND AGREEMENTS OF THE
         COMPANY AND THE STOCKHOLDERS............................................................................ 8
         5.1      Due Organization............................................................................... 8
         5.2      Authorization.................................................................................. 8
         5.3      Capital Stock of the Company................................................................... 9
         5.4      Transactions in Capital Stock.................................................................. 9
         5.5      No Bonus Shares................................................................................ 9
         5.6      Subsidiaries................................................................................... 9
         5.7      Predecessor Status; etc........................................................................ 9
         5.8      Spinoff by the Company.........................................................................10
         5.9      Financial Statements...........................................................................10
         5.10     Liabilities and Obligations....................................................................10
         5.11     Accounts and Notes Receivable..................................................................11
         5.12     Permits and Intangibles........................................................................11
         5.13     Environmental Matters..........................................................................12
         5.14     Personal Property..............................................................................12
         5.15     Significant Customers; Material Contracts and Commitments......................................13
         5.16     Real Property..................................................................................13
         5.17     Insurance......................................................................................14
         5.18     Compensation; Organized Labor Matters..........................................................14
         5.19     Employee Plans.................................................................................15
         5.20     Compliance with ERISA..........................................................................16
         5.21     Conformity with Law; Litigation................................................................17
         5.22     Taxes..........................................................................................17
         5.23     No Violations..................................................................................17
         5.24     Government Contracts...........................................................................18
         5.25     Absence of Changes.............................................................................18
         5.26     Deposit Accounts; Powers of Attorney...........................................................19
         5.27     Relations with Governments.....................................................................20

                                                      -i-




         5.28     Disclosure.....................................................................................20
         5.29     Prohibited Activities..........................................................................20
         5.30     Draft Registration Statement...................................................................20
         5.31     Authority......................................................................................21
         5.32     Preemptive Rights..............................................................................21
         5.33     Tax Matters....................................................................................21
         5.34     No Plan of Distribution........................................................................21
         5.35     No Retained Rights.............................................................................21

6.       REPRESENTATIONS, WARRANTIES, COVENANTS AND AGREEMENTS OF
         PURCHASER AND OLD ACG...................................................................................21
         6.1      Due Organization...............................................................................22
         6.2      Authorization..................................................................................22
         6.3      Capital Stock..................................................................................22
         6.4      Transactions in Capital Stock, Organization Accounting.........................................22
         6.5      Subsidiaries...................................................................................23
         6.6      Financial Statements...........................................................................23
         6.7      Liabilities and Obligations....................................................................23
         6.8      Conformity with Law; Litigation................................................................23
         6.9      No Violations..................................................................................24
         6.10     Purchaser Securities...........................................................................24
         6.11     Business; Real Property; Material Agreement....................................................24
         6.12     Tax Matters....................................................................................24
         6.13     ...............................................................................................25

7.       OTHER COVENANTS PRIOR TO CLOSING........................................................................25
         7.1      Access and Cooperation; Due Diligence; Audits..................................................25
         7.2      Conduct of Business Pending Closing............................................................26
         7.3      Prohibited Activities..........................................................................27
         7.4      Exclusivity....................................................................................28
         7.5      Notice to Bargaining Agents....................................................................28
         7.7      Notification of Certain Matters................................................................29
         7.8      Amendment of Schedules.........................................................................29
         7.9      Further Assurance..............................................................................29

8.       CONDITIONS PRECEDENT TO OBLIGATIONS OF STOCKHOLDERS.....................................................30
         8.1      Representations and Warranties Performance of Obligations......................................30
         8.2      Satisfaction...................................................................................30
         8.3      No Litigation..................................................................................30
         8.4      Opinion of Counsel.............................................................................30

                                                      -ii-




         8.5      Consents and Approvals.........................................................................30
         8.6      Good Standing Certificates.....................................................................31
         8.7      No Material Adverse Change.....................................................................31
         8.8      Secretary's Certificates.......................................................................31
         8.9      Closing of IPO.................................................................................31

9.       CONDITIONS PRECEDENT TO OBLIGATIONS OF PURCHASER........................................................31
         9.1      Representations and Warranties; Performance of Obligations.....................................31
         9.2      No Litigation..................................................................................32
         9.3      Secretary's Certificate........................................................................32
         9.4      No Material Adverse Effect.....................................................................32
         9.5      Stockholders' Release..........................................................................32
         9.6      Satisfaction...................................................................................32
         9.7      Termination of Related Party Agreements........................................................32
         9.8      Opinion of Counsel.............................................................................32
         9.9      Consents and Approvals.........................................................................33
         9.10     Good Standing Certificates.....................................................................33
         9.11     Agreement Regarding Prepaid Advertising........................................................33
         9.12     FIRPTA Certificate.............................................................................33
         9.13     Agreement Regarding Free Advertising Space.....................................................33
         9.14     Noncompetition Agreement.......................................................................34
         9.15     Agreement Regarding Office Space...............................................................34
         9.16     Agreement Regarding Internet Services..........................................................34

10.      COVENANTS OF PURCHASER WITH THE STOCKHOLDERS AFTER CLOSING
                                                                                                                 34
         10.1     Release From Guarantees........................................................................34
         10.3     Preservation of Employee Benefit Plans.........................................................35
         10.4     Dividends......................................................................................35

11.      TERMINATION OF AGREEMENT................................................................................36
         11.1     Termination....................................................................................36
         11.2     Liabilities in Event of Termination............................................................36

12.      NONCOMPETITION..........................................................................................37
         12.2     Damages........................................................................................38
         12.3     Reasonable Restraint...........................................................................38
         12.4     Severability, Reformation......................................................................38
         12.5     Independent Covenant...........................................................................38
         12.6     Materiality....................................................................................38

                                                      -iii-





13.      NONDISCLOSURE OF CONFIDENTIAL INFORMATION...............................................................39
         13.1     Stockholders...................................................................................39
         13.2     Purchaser......................................................................................39
         13.3     Damages........................................................................................40
         13.4     Survival.......................................................................................40

14.      TRANSFER RESTRICTIONS...................................................................................40
         14.1     Transfer Restrictions..........................................................................40

15.      INVESTMENT REPRESENTATIONS..............................................................................41
         15.1     Compliance With Law............................................................................41
         15.2     Economic Risk, Sophistication..................................................................41

16.      REGISTRATION RIGHTS.....................................................................................42
         16.1     PiggyBack Registration Rights..................................................................42
         16.2     Demand Registration Rights.....................................................................42
         16.3     Registration Procedures........................................................................43
         16.4     Other Registration Matters.....................................................................46
         16.5     Indemnification................................................................................46
         16.6     Contribution...................................................................................49
         16.7     Availability of Rule 144.......................................................................50

17.      GENERAL.................................................................................................50
         17.1     Cooperation....................................................................................50
         17.2     Successors and Assigns.........................................................................50
         17.3     Entire Agreement...............................................................................50
         17.4     Counterparts...................................................................................51
         17.5     Brokers and Agents.............................................................................51
         17.6     Expenses.......................................................................................51
         17.7     Notices........................................................................................51
         17.8     Governing Law..................................................................................53
         17.9     Exercise of Rights and Remedies................................................................53
         17.10    Time...........................................................................................53
         17.11    Reformation and Severability...................................................................53
         17.12    Remedies Cumulative............................................................................53
         17.13    Captions.......................................................................................53
         17.14    Amendments and Waivers.........................................................................53
         17.15    Public Statements..............................................................................53
         17.16    Use of Feist Name..............................................................................53

                         AGREEMENT AND PLAN OF EXCHANGE

         THIS AGREEMENT AND PLAN OF EXCHANGE (the "Agreement") is made as of the 6th day of October, 1997, by and among ADVANCED COMMUNICATIONS GROUP, INC., a Delaware corporation organized in September 1997 ("Purchaser"), ADVANCED COMMUNICATIONS CORP. (formerly named Advanced Communications Group, Inc.), a Delaware corporation organized in June 1996 ("Old ACG"), 1+ USA V ACQUISITION CORP., a Delaware corporation ("Newco"), FEIST LONG DISTANCE SERVICE, INC., a Kansas corporation (the "Company"), and THOMAS J. FEIST, ROBERTA FEIST, JAY A. FEIST, TODD J. FEIST, JILL FEIST UTZ, PAULA FEIST ALEFS, KATHY J. FEIST and JODI L. FEIST, the only Stockholders of the Company (collectively, the "Stockholders") and the owners of 10,000 shares of Common Stock, no par value of Company ("Company Stock"), representing all the Capital Stock of Company issued and outstanding on the date of this Agreement ("Shares").

                                    RECITALS

                  WHEREAS, Old ACG has entered into agreements for, or negotiated the terms of, the acquisition by merger, asset purchase or stock purchase of ten companies (or interests therein) engaged in various aspects of the telecommunications industry ("Founding Companies") for voting capital stock and other consideration, including cash, one of such agreements being the Agreement and Plan of Merger dated as of November 15, 1996, as amended as of June 24, 1997, among Old ACG, Newco, the Company and the Stockholders ("Original Agreement"); and

                  WHEREAS, promptly following the execution of the amendment to the Original Agreement in June 1997, Todd J. Feist was elected President of Newco; Mr. Feist entered into an Employment Agreement with Newco; and Mr. Feist was awarded the stock options referred to therein; and

                  WHEREAS, Old ACG intended to close the acquisition of the Founding Companies substantially contemporaneously with the consummation of an initial underwritten public offering of its common stock; and

                  WHEREAS, the executive officers of Old ACG have determined that it is desirable for licensing and other regulatory purposes to restructure the acquisitions of the Founding Companies; and

                  WHEREAS, as the initial step in the implementation of the restructured proposal, Old ACG formed Purchaser as a new Delaware corporation in September 1997 to serve as the vehicle for the acquisition of the Founding Companies substantially contemporaneously with the consummation of an initial underwritten public offering ("IPO") of Common Stock, $.0001 par value, of Purchaser ("Purchaser Stock") at the price to the public reflected in the final prospectus of Purchaser relating to the IPO ("IPO Price"); and

                  WHEREAS, under the restructured proposal, contemporaneously with the consummation of the IPO and as part of a single transaction, the stockholders of the Founding Companies, including Stockholders and old ACG, will transfer, by stock or asset purchase or reverse triangular merger, the stock or substantially all the assets of certain companies and other assets in which they own an interest to Purchaser in exchange for voting capital stock of Purchaser and other consideration, including cash, voting stock, options, warrants, notes, convertible notes and other property of Purchaser, under circumstances that will constitute a tax-free transfer of property under Section 351 of the Internal Revenue Code of 1986, as amended, and the rules and regulations thereunder ("Code"), to the extent of their receipt of voting capital stock of Purchaser; and

                  WHEREAS, substantially contemporaneously with the execution of this Agreement and in order to document the integrated Section 351 exchange plan contemplated herein, (a) Old ACG, the other Founding Companies, their stockholders and others are amending and restating their respective acquisition agreements; and (b) Purchaser and Old ACG are entering into a merger agreement pursuant to which Old ACG will become a wholly-owned subsidiary of Purchaser substantially contemporaneously with the consummation of the IPO; and

                  WHEREAS, it is contemplated that prior to the consummation of the IPO, Old ACG will effect an approximately one-for-two reverse stock split, the exact magnitude of which will be dependent upon the ultimate post IPO valuation of Purchaser by the managing underwriters in the IPO and the anticipated IPO Price; and

                  WHEREAS, the IPO, the acquisitions of the Founding Companies and Old ACG are described in the Registration Statement on Form S-1 of Purchaser (draft of October 2, 1997), a copy of which is attached to this Agreement as Annex I ("Draft Registration Statement"); and

                  WHEREAS, Purchaser, Old ACG, Newco, Company and the Stockholders desire to amend and restate the Original Agreement in its entirety and transform it into this Agreement; and

                  WHEREAS, Purchaser desires to acquire all the Shares directly from Stockholders for the consideration set forth in Section 2 of this Agreement, and Stockholders have agreed to sell the Shares to Purchaser on the terms and subject to the conditions hereinafter set forth;

                  NOW, THEREFORE, in consideration of the premises and of the mutual representations, warranties, covenants and agreements herein contained, the parties hereby agree as follows:

1.       DEFINITIONS

         Unless the context otherwise requires, capitalized terms used in this Agreement or in any schedule, or annex attached hereto and not otherwise defined shall have the following meanings for all purposes of this Agreement:

         "Affiliates" has the meaning set forth in Section 5.8.

         "Agreement" has the meaning set forth in the first paragraph of this Agreement.

         "Annex" means each Annex attached hereto that represents a document relevant to the transactions contemplated in this Agreement.

         "A/R Aging Reports" has the meaning set forth in Section 5.11.

         "Balance Sheet Date" has the meaning set forth in Section 5.9.

         "Charter Documents" means the Certificate of Incorporation, Articles of Incorporation or other instrument pursuant to which any corporation, partnership or other business entity that is a signatory to this Agreement was formed or organized in accordance with applicable law.

         "Closing" has the meaning set forth in Section 4.

         "Closing Date" has the meaning set forth in Section 4.

         "Code" has the meaning set forth in the sixth recital of this Agreement.

         "Company" has the meaning set forth in the first paragraph of this Agreement.

         "Company Financial Statements" has the meaning set forth in Section
         5.9.

         "Company Stock" has the meaning set forth in the first paragraph of this Agreement.

         "Demand Registration" has the meaning set forth in Section 16.2.

         "Directory" means each and every yellow page directory published by FPI and its Affiliates at the date of this Amendment.

         "Draft Registration Statement" has the meaning set forth in the eighth recital of this Agreement.

         "Environmental Laws" has the meaning set forth in Section 5.13.

         "ERISA" has the meaning set forth in Section 5.19.

         "Fillers" means the irregular sized spaces in each Directory that cannot be sold to advertisers.

         "Founding Companies" has the meaning set forth in the first recital of this Agreement.

         "Founding Stockholders" has the meaning set forth in Section 17.2.

         "FPI" means Feist Publications, Inc., a Kansas corporation.

         "FSI" means Feist Systems, Inc., a Kansas corporation.

         "Hazardous Wastes" and "Hazardous Substances" have the meanings set forth in Section 5.13.

         "Hart-Scott Act" has the meaning set forth in Section 10.5.

         "Initial Disclosure Date" means September 30, 1996.

         "IPO" has the meaning set forth in the fifth recital of this Agreement.

         "IPO Price" has the meaning set forth in the fifth recital of this Agreement.

         "June Balance Sheet" has the meaning set forth in Section 5.9.

         "Liens" has the meaning set forth in Section 5.3.

         "Material Adverse Effect" has the meaning set forth in Section 5.1.

         "Material Documents" has the meaning set forth in Section 5.23.

         "Newco" has the meaning set forth in the first paragraph of this Agreement.

         "Old ACG Financial Statements" has the meaning set forth in Section
         6.6.

         "Original Agreement" has the meaning set forth in the first recital of this Amendment.

         "Other Stockholders" means the persons and entities that receive shares of Purchaser Stock, securities convertible into shares of Purchaser Stock and/or cash upon the acquisition by Purchaser of assets or businesses in which such persons and entities owned an interest on or prior to the closing date of the IPO.

         "Prohibited Activities" has the meaning set forth in Paragraph 5.29.

         "Proscribed Business" has the meaning set forth in Section 12(i).

         "Purchaser" has the meaning set forth in the first paragraph of this Agreement.

         "Purchaser Charter Documents" has the meaning set forth in Section
         6.1.

         "Purchaser Documents" has the meaning set forth in Section 6.9.

         "Purchaser Stock" has the meaning set forth in the fifth recital of this Agreement.

         "Qualified Plans" has the meaning set forth in Section 5.20.

         "Registerable Securities" means the shares of Purchaser Stock acquired by the Stockholders pursuant to this Agreement.

         "Restricted Securities" has the meaning set forth in Section 15.

         "Returns" means any returns, reports or statements (including any information returns) required to be filed for purposes of a particular Tax.

         "Schedule" means each Schedule attached hereto, which shall reference the relevant sections of this Agreement, on which parties hereto disclose information as part of their respective representations, warranties, covenants and agreements.

         "SEC" means the United States Securities and Exchange Commission.

         "Section 351 Exchange Plan" means the Section 351 Exchange Plan in the form of Annex II.

         "Stockholders" has the meaning set forth in the first paragraph of this Agreement.

         "Tax" or "Taxes" means all Federal, state, local or foreign net or gross income, gross receipts, net proceeds, sales, use, ad valorem, value added, franchise, bank shares, withholding, payroll, employment, excise, property, deed, stamp, alternative or add on minimum, environmental or other taxes, assessments, duties, fees, levies or other governmental charges of any nature whatever, whether disputed or not, together with any interest, penalties, additions to tax or additional amounts with respect thereto.

         "Territory" has the meaning set forth in Section 12.1(i).

         "Transfer Taxes" has the meaning set forth in Section 17.6.

         "1933 Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

2.       PURCHASE, SALE AND EXCHANGE

         Pursuant to the terms of this Agreement, at the Closing, (x) Stockholders will transfer, convey, assign and deliver to Purchaser the Shares, together with stock powers duly endorsed by Stockholders so that the Shares may be duly registered in Purchaser's name, (y) those Stockholders who are payees of the Company's promissory note in the outstanding principal amount of $659,450 at the date of the Original Agreement will transfer, convey, assign and deliver to Purchaser such note, together with all unpaid interest thereon, and (z) Purchaser will acquire the Shares from Stockholders for an aggregate consideration of $5 million in immediately available funds and such number of shares of Purchaser Stock (rounded to the nearest whole share) as shall be determined by dividing $10 million by the IPO Price ("Stock Component"); provided, however, that the Stock Component shall be determined using $8 million rather than $10 million if the contractual arrangements described in Sections 9.11, 9.13, 9.15 and 9.16 of the Agreement are not in full force and effect immediately prior to the Closing. The number of Shares to be exchanged by each Stockholder and the amount of cash and shares of Purchaser Stock deliverable to each Stockholder are set forth below opposite the name of such
Stockholder:

-------------------------------------------------------------------------------
                                                                   NUMBER OF
                                                                   SHARES OF
                                            AMOUNT OF              PURCHASER
                         NUMBER OF            CASH                   STOCK
NAME OF STOCKHOLDER       SHARES           DELIVERABLE           DELIVERABLE(1)
-------------------------------------------------------------------------------
Thomas J. Feist            2,000           $ 1,000,000                20%
-------------------------------------------------------------------------------
Roberta Feist              2,000             1,000,000                20
-------------------------------------------------------------------------------
Jay A. Feist               1,000               500,000                10
-------------------------------------------------------------------------------
Todd J. Feist              1,000               500,000                10
-------------------------------------------------------------------------------
Jill Feist Utz             1,000               500,000                10
-------------------------------------------------------------------------------
Paula Feist Alefs          1,000               500,000                10
-------------------------------------------------------------------------------
Kathy J. Feist             1,000               500,000                10
-------------------------------------------------------------------------------
Jodi L. Feist              1,000               500,000                10
-------------------------------------------------------------------------------
TOTAL                     10,000           $ 5,000,000               100%
-------------------------------------------------------------------------------

-------------------

(1)      Expressed as a percentage of the Total Shares Stock Component.


3.       SECTION 351 EXCHANGE PLAN.

         By executing this Agreement, each Stockholder is deemed to have approved and adopted the Section 351 Exchange Plan to the same extent as if he had subscribed his signature thereon.

4.       CLOSING

         The Closing of the transactions contemplated by this Agreement ("Closing") shall take place on the date of the closing of the sale of shares of the Purchaser Stock in the IPO, or such other date as the parties hereto may designate (the "Closing Date"), at such place in New York City as the parties may mutually agree.

5.       REPRESENTATIONS, WARRANTIES, COVENANTS AND AGREEMENTS OF
         THE COMPANY AND THE STOCKHOLDERS

         (A) Representations, Warranties, Covenants and Agreements of the Company and the Stockholders.

         Each of the Company and the Stockholders, jointly and severally, represents, warrants, covenants and agrees (i) that all of the following representations and warranties in this Section 5(A) are true at the date of this Agreement and, subject to Section 7.8, shall be true at the Closing Date,
(ii) that all of the covenants and agreements in this Section 5(A) shall be complied with or performed at and as of the Closing Date and (iii) that none of the representations, warranties, covenants and agreements set forth in this
Section 5(A) shall survive the Closing Date, except that the representations and warranties set forth in Section 5.22 shall survive until such time as the limitations period has run for all Tax periods ended on or prior to the Closing Date. For purposes of this Section 5, the term Company shall mean and refer to the Company and all of its subsidiaries, if any.

         5.1 Due Organization. The Company is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation, and is duly authorized and qualified to do business under all applicable laws, regulations, ordinances and orders of public authorities to carry on its business in the places and in the manner as now conducted except
(i) as set forth on Schedule 5.1 or (ii) where the failure to be so authorized or qualified would not have a material adverse effect on the business, operations, affairs, prospects, properties, assets or condition (financial or otherwise), of the Company taken as a whole (as used herein with respect to the Company, or with respect to any other person, a "Material Adverse Effect").
Schedule 5.1 sets forth the jurisdiction in which the Company is incorporated and contains a list of all such jurisdictions in which the Company is authorized or qualified to do business. True, complete and correct copies of the Charter Documents and Bylaws, each as amended, of the Company are all attached hereto as Schedule 5.1. The stock records of the Company, as heretofore made available to Purchaser, are correct and complete in all material respects. There are no minutes in the possession of the Company or the Stockholders which have not been made available to Purchaser, and all of such minutes are correct and complete in all material respects. The most recent minutes of the Company, which are dated no earlier than ten business days prior to the date hereof, affirm and ratify all prior acts of the Company, and of its officers and directors on behalf of the Company.

         5.2 Authorization. The Company has all requisite corporate power and authority to enter into the Agreement and to perform its obligations thereunder. The execution and delivery by the Company of the Agreement and its consummation of the transactions contemplated thereby have been duly authorized by all necessary corporate action of the Company. The Agreement has been duly executed and delivered by the Company, and is a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

         5.3 Capital Stock of the Company. The authorized capital stock of the Company consists of 10,000 shares of Company Stock. All of the issued and outstanding shares of the capital stock of the Company are owned of record and beneficially by the Stockholders in the amounts set forth in Section 2 and further, except as set forth on Schedule 5.3, are owned free and clear of all mortgages, liens, security interests, pledges, charges, voting trusts, restrictions, encumbrances and claims of every kind (collectively, the "Liens"). All of the issued and outstanding shares of the capital stock of the Company (i) have been duly authorized and validly issued, (ii) are fully paid and nonassessable, and (iii) were offered, issued, sold and delivered by the Company in compliance with all applicable state and Federal laws concerning the offer, issuance, sale and delivery of securities. Further, none of such shares was issued in violation of the preemptive rights of any past or present stockholder.

         5.4 Transactions in Capital Stock. Except as set forth on Schedule 5.4, the Company has not acquired any Company Stock since January 1, 1994. Except as set forth on Schedule 5.4, (i) no option, warrant, call, conversion right or commitment of any kind exists which obligates the Company to issue any of its authorized but unissued capital stock; (ii) the Company has no obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any of its equity securities or any interests therein or to pay any dividend or make any distribution in respect thereof; and (iii) neither the voting stock structure of the Company nor the relative ownership of shares among any of its respective Stockholders has been altered or changed in contemplation of the transactions contemplated herein. Schedule 5.4 also includes complete and accurate copies of all stock option or stock purchase plans, including a list of all outstanding options, warrants or other rights to acquire shares of the Company Stock.

         5.5 No Bonus Shares. Except as set forth on Schedule 5.5, none of the shares of Company Stock was issued pursuant to awards, grants or bonuses.

         5.6 Subsidiaries. Except as set forth in Schedule 5.6, (i) the Company has no subsidiaries, (ii) the Company does not presently own, of record or beneficially, or control, directly or indirectly, any capital stock, securities convertible into capital stock or any other equity interest in any corporation, association or business entity and (iii) the Company is not directly or indirectly, a participant in any joint venture, partnership or other non-corporate entity.

         5.7 Predecessor Status; etc. Set forth in Schedule 5.7 is a listing of all names of all predecessor companies of the Company, including the names of any entities acquired by the Company (by stock purchase, merger or otherwise) or owned by the Company or from whom the Company previously acquired material assets, in any case, from the earliest date upon which any Stockholder acquired his or her stock in any Company. Except as disclosed on Schedule 5.7, the Company has not been, within such period of time, a subsidiary or division of another corporation or a part of an acquisition which was later rescinded.

         5.8 Spinoff by the Company. Except as set forth on Schedule 5.8, there has not been any sale, spin-off or split-up of material assets of either the Company or any other person or entity that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Company ("Affiliates") since January 1, 1994.

         5.9 Financial Statements. Attached hereto as Schedule 5.9 are copies of the following financial statements of the Company (the "Company Financial Statements"): the Company's audited Balance Sheet as of December 31, 1996 and its unaudited Balance Sheets as of December 31, 1995 and 1994 and June 30, 1997 ("June Balance Sheet"), the Company's audited Statements of Operations,
Retained Earnings and Cash Flows for the year ended December 31, 1996 and its unaudited Statements of Operations, Retained Earnings and Cash Flows and any related notes thereto for each of the years in the two-year period ended December 31, 1995 and for the six months ended June 30, 1996 and 1997 (June 30, 1997 being hereinafter referred to as the "Balance Sheet Date"). The Company Financial Statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods indicated (except as noted thereon or on Schedule 5.9). Except as set forth on
Schedule 5.9, such Balance Sheets as of December 31, 1996, 1995, and 1994 and June 30, 1997 present fairly the financial position of the Company as of the dates indicated thereon, and such Statements of Operations, Retained Earnings and Cash Flows present fairly the results of operations for the periods indicated thereon in accordance with generally accepted accounting principles. The Company Financial Statements of and for the year ended December 31, 1996 have been examined by KMPG Peat Marwick LLP.

         5.10 Liabilities and Obligations. The Company has no material liabilities of any kind, character or description, whether accrued, absolute, secured, unsecured, contingent or otherwise, that are not reflected on the June Balance Sheet or otherwise reflected in the Company Financial Statements at the Balance Sheet Date, including all loan agreements, indemnity or guaranty agreements, bonds, mortgages, liens, pledges or other security agreements. Except as set forth on Schedule 5.10, since the Initial Disclosure Date the Company has not incurred any material liabilities of any kind, character and description, whether accrued, absolute, secured or unsecured, contingent or otherwise, other than liabilities incurred in the ordinary course of business. The Company has also disclosed to Purchaser on Schedule 5.10, in the case of those contingent liabilities related to pending or threatened litigation or other liabilities which are not fixed or otherwise accrued or reserved, the following information:

                  (i) a summary description of the liability together with the following:

                           (x) copies of all relevant documentation relating thereto;

                           (y) amounts claimed and any other action or relief sought; and

                           (z) name of claimant and all other parties to the claim, suit or proceeding;

                  (ii) the name of each court or agency before which such claim, suit or proceeding is pending;

                  (iii) the date such claim, suit or proceeding was instituted; and

                  (iv) a good faith and reasonable estimate of the maximum amount, if any, which is likely to become payable with respect to each such liability. If no estimate is provided, the estimate shall for purposes of this Agreement be deemed to be zero.

         5.11 Accounts and Notes Receivable. The Company has delivered to Purchaser an accurate list (which is set forth on Schedule 5.11) of the accounts and notes receivable of the Company, as of the Initial Disclosure, including receivables from and advances to employees and the Stockholders. The Company shall also provide Purchaser (x) an accurate list of all receivables generated subsequent to the Initial Disclosure Date and (y) an aging of all accounts and notes receivable showing amounts due in 30 day aging categories, and such list and such aging report (the "A/R Aging Reports") shall be current as of a date reasonably requested by Purchaser. Except to the extent reflected on Schedule 5.11 or as disclosed by the Company to Purchaser in a writing accompanying the A/R Aging Reports, such accounts, notes and other receivables are collectible in the amounts shown on Schedule 5.11, and shall be collectible in the amounts shown on the A/R Aging Reports, net of reserves reflected in the June Balance Sheet and as of the date of the A/R Aging Reports, respectively.

         5.12 Permits and Intangibles. The Company holds all licenses, franchises, permits and other governmental authorizations the absence of any of which could have a Material Adverse Effect on its business, and the Company has delivered to Purchaser an accurate list and summary description (which is set forth on Schedule 5.12) of all such licenses, franchises, permits and other governmental authorizations, including titles, certificates, trademarks, trade names, patents, patent applications and copyrights owned or held by the Company (including interests in software or other technology systems, programs and intellectual property) (it being understood and agreed that a list of all environmental permits and other environmental approvals is set forth on
Schedule 5.13). To the knowledge of the Company, the licenses, franchises, permits and other governmental authorizations listed on Schedules 5.12 and 5.13 are valid, and the Company has not received any notice that any governmental authority intends to cancel, terminate or not renew any such license, franchise, permit or other governmental authorization. The Company has conducted and is conducting its business in compliance with the requirements, standards, criteria and conditions set forth in the licenses, franchises, permits and other governmental authorizations listed on Schedules 5.12 and 5.13 and is not in violation of any of the foregoing except where such non-compliance or violation would not have a Material Adverse Effect on the Company. Except as specifically provided in Schedule 5.12, the transactions contemplated by this Agreement will not result in a default under or a breach or violation of, or adversely affect the rights and benefits afforded to the Company by, any such license, franchise, permit or government authorization.

         5.13 Environmental Matters. Except as set forth on Schedule 5.13, (i) the Company has complied with and is in compliance with all Federal, state, local and foreign statutes (civil and criminal), laws, ordinances, regulations, rules, notices, permits, judgments, orders and decrees applicable to it or any of its properties, assets, operations and businesses relating to environmental protection (collectively "Environmental Laws") including, without limitation, Environmental Laws relating to air, water, land and the generation, storage, use, handling, transportation, treatment or disposal of Hazardous Wastes and Hazardous Substances including petroleum and petroleum products (as such terms are defined in any applicable Environmental Law); (ii) the Company has obtained and adhered to all necessary permits and other approvals necessary to treat, transport, store, dispose of and otherwise handle Hazardous Wastes and Hazardous Substances, a list of all of which permits and approvals is set forth on Schedule 5.13, and have reported to the appropriate authorities, to the extent required by all Environmental Laws, all past and present sites owned and operated by the Company where Hazardous Wastes or Hazardous Substances have been treated, stored, disposed of or otherwise handled; (iii) there have been no releases or threats of releases (as defined in Environmental Laws) at, from, in or on any property owned or operated by the Company except as permitted by Environmental Laws; (iv) the Company knows of no on-site or off-site location to which the Company has transported or disposed of Hazardous Wastes and Hazardous Substances or arranged for the transportation of Hazardous Wastes and Hazardous Substances, which site is the subject of any Federal, state, local or foreign enforcement action or any other investigation which could lead to any claim against the Company or Purchaser for any clean-up cost, remedial work, damage to natural resources, property damage or personal injury, including, but not limited to, any claim under the comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended; and (v) the Company had no contingent liability in connection with any release of any Hazardous Waste or Hazardous Substance into the environment.

         5.14 Personal Property. The Company has delivered to Purchaser an accurate list (which is set forth on Schedule 5.14) of (i) all personal property included (or that will be included) in "depreciable plant, property and equipment" on the balance sheet of the Company, (ii) all other personal property owned by the Company with a value in excess of $10,000 (x) as of the Initial Disclosure Date and (y) acquired since the Initial Disclosure Date and
(iii) all leases and agreements in respect of personal property, including, in the case of each of (i), (ii) and (iii), (1) true, complete and correct copies of all such leases and (2) an indication as to which assets are currently owned, or were formerly owned, by Stockholders, relatives of Stockholders, or Affiliates of the Company. Except as set forth on Schedule 5.14, (a) all personal property used by the Company in its business is either owned by the Company or leased by the Company pursuant to a lease included on Schedule 5.14,
(b) all of the personal property listed on Schedule 5.14 is in good working order and condition, ordinary wear and tear excepted and (c) all leases and agreements included on Schedule 5.14 are in full force and effect and constitute valid and binding agreements of the parties (and their successors) thereto in accordance with their respective terms.

         5.15 Significant Customers; Material Contracts and Commitments. The Company has delivered to Purchaser an accurate list (which is set forth on Schedule 5.15) of all significant customers, or persons or entities that are sources of a significant number of customers, it being understood and agreed that a "significant customer," for purposes of this Section 5.15, means a customer (or person or entity) (i) representing 5% or more of the Company's annual revenues as of the Initial Disclosure Date or (ii) reasonably expected to represent 5% or more of the Company's revenues during the twelve-month period ending September 30, 1997. Except to the extent set forth on Schedule 5.15, none of the Company's significant customers (or persons or entities that are sources of a significant number of customers) have canceled or substantially reduced or, to the knowledge of the Company, are currently attempting or threatening to cancel a contract or substantially reduce utilization of the services provided by the Company.

         The Company has listed on Schedule 5.15 all material contracts, commitments and similar agreements to which the Company is a party or by which it or any of its properties are bound (including, but not limited to, contracts with significant customers, joint venture or partnership agreements, contracts with any labor organizations, strategic alliances and options to purchase land), other than agreements listed on Schedule 5.10, 5.14 or 5.16, (x) in existence as of the Initial Disclosure Date and (y) entered into since the Balance Street Date, and in each case has delivered true, complete and correct copies of such agreements to Purchaser. The Company has complied with all material commitments and obligations pertaining to it, and is not in default under any contract or agreement listed on Schedule 5.15 and no notice of default under any such contract or agreement has been received. The Company has also indicated on Schedule 5.15 a summary description of all plans or projects involving the acquisition of any personal property, business or assets requiring, in any event, the payment of more than $50,000 by the Company.

         5.16 Real Property. Schedule 5.16 includes a list of all real property owned or leased by the Company (i) as of the Initial Disclosure Date and (ii) acquired since the Initial Disclosure Date, and all other property, if any, used by the Company in the conduct of its business. The Company has good and insurable title to the real property owned by it, including those reflected on
Schedule 5.16, subject to no Lien except for:

                  (w) Liens reflected on Schedules 5.10 or 5.15 as securing specified liabilities (with respect to which no material default exists);

                  (x) Liens for current taxes not yet payable and assessments not in default;

                  (y) easements for utilities serving the property only; and

                  (z) easements, covenants and restrictions and other exceptions to title shown of record in the office of the County Clerks in which the properties, assets and leasehold estates are located which do not adversely affect in any material respect the current use of the property.

Schedule 5.16 contains, without limitation, (1) true, complete and correct copies of all title reports and title insurance policies currently in possession of the Company with respect to real property owned by the Company,
(2) true, complete and correct copies of all leases and agreements in respect of such real property leased by the Company (which copies are attached to Schedule 5.16), and (3) an indication as to which such properties, if any, are currently owned, or were formerly owned, by Stockholders or business or personal affiliates of the Company or Stockholders.

Except as set forth on Schedule 5.16, all of such leases included on Schedule
5.16 are in full force and effect and constitute valid and binding agreements of the parties (and their successors) thereto in accordance with their respective terms.

         5.17 Insurance. The Company has delivered to Purchaser, as set forth on and attached to Schedule 5.17, (i) an accurate list as of the Initial
Disclosure Date of all insurance policies carried by the Company, (ii) an accurate list of all insurance loss runs or workers compensation claims received for the past three policy years and (iii) true, complete and correct copies of all insurance policies currently in effect. Such insurance policies evidence all of the insurance that the Company is required to carry pursuant to all of its contracts and other agreements and pursuant to all applicable laws. All of such insurance policies are currently in full force and effect and shall remain in full force and effect through the Closing Date. No insurance carried by the Company has ever been canceled by the insurer and the Company has never been denied coverage.

         5.18 Compensation; Organized Labor Matters. The Company has delivered to Purchaser an accurate list (which is set forth on Schedule 5.18) showing all officers, directors and key employees of the Company and the rate of compensation (and the portions thereof attributable to salary, bonus and other compensation, respectively) of each of such persons as of (i) the Initial Disclosure Date and (ii) the date of this Agreement. Since the Initial Disclosure Date, there have been no increases in the compensation payable or any special bonuses to any officer, director, key employee or other employee, except ordinary salary increases implemented on a basis consistent with past practices.

         Except as set forth on Schedule 5.18, (w) the Company is not bound by or subject to (and none of its respective assets or properties is bound by or subject to) any arrangement with any labor union, (x) no employees of the Company are represented by any labor union or covered by any collective bargaining agreement, (y) no campaign to establish such representation is in progress and (z) there is no pending or, to the best of the Company's knowledge, threatened labor dispute involving the Company and any group of its employees nor has the Company experienced any labor interruption over the past three years. The Company believes its relationship with employees to be good.

         5.19 Employee Plans. The Stockholders have delivered to Purchaser an accurate list (which is set forth on Schedule 5.19) showing all employee benefit plans of the Company, including all employment agreements and other agreements or arrangements containing "golden parachute" or other similar provisions, and deferred compensation agreements, together with true, complete and correct copies of such plans, agreements and any trusts related thereto, and classifications of employees covered thereby as of the Initial Disclosure Date. Except for the employee benefit plans, if any, described on Schedule 5.19, the Company does not sponsor, maintain or contribute to any plan program, fund or arrangement that constitutes an "employee pension benefit plan," and the Company does not have any obligation to contribute to or accrue or pay any benefits under any deferred compensation or retirement funding arrangement on behalf of any employee or employees (such as, for example, and without limitation, any individual retirement account or annuity, any "excess benefit plan" (within the meaning of Section 3(36) of the Employee Retirement Income Security Act of 1974, as amended "ERISA") or any non-qualified deferred compensation arrangement). For the purposes of this Agreement, the term "employee pension benefit plan" shall have the same meaning as is given that term in Section 3(2) of ERISA. The Company has not sponsored, maintained or contributed to any employee pension benefit plan other than the plans set forth on Schedule 5.19, nor is the Company required to contribute to any retirement plan pursuant to the provisions of any collective bargaining agreement establishing the terms and conditions or employment of any of the Company's employees.

         The Company is not now, nor as a result of its past activities can it reasonably be expected to become, liable to the Pension Benefit Guaranty Corporation or to any multiemployer employee pension benefit plan under the provisions of Title IV of ERISA.

         All employee benefit plans listed on Schedule 5.19 and the administration thereof are in substantial compliance with their terms and all applicable provisions of ERISA and the regulations issued thereunder, as well as with all other applicable Federal, state and local statutes, ordinances and regulations.

         All accrued contribution obligations of the Company or any subsidiary with respect to any plan listed on Schedule 5.19 have either been fulfilled in their entirety or are fully reflected on the balance sheet of the Company as of the Initial Disclosure Date.

         5.20 Compliance with ERISA. All employee benefit plans listed on
Schedule 5.19 that are intended to qualify (the "Qualified Plans") under
Section 401(a) of the Code are, and have been so qualified and have been determined by the Internal Revenue Service to be so qualified, and copies of such determination letters are included as part of Schedule 5.19. Except as disclosed on Schedule 5.19, all reports and other documents required to be filed with any governmental agency or distributed to plan participants or beneficiaries (including, but not limited to, actuarial reports, audits or tax returns) have been timely filed or distributed, and copies thereof are included as part of Schedule 5.19. Neither the Stockholders, any such plan listed in
Schedule 5.19, nor the Company has engaged in any transaction prohibited under the provisions of Section 4975 of the Code or Section 406 of ERISA. No employee benefit plan listed on Schedule 5.19 has incurred an accumulated funding deficiency, as defined in Section 412(a) of the Code and
Section 302(1) of ERISA; and the Company has not incurred (i) any liability for excise tax or penalty payable to the Internal Revenue Service or (ii) any liability to the Pension Benefit Guaranty Corporation. The Stockholders further represent that:

                  (v) there have been no terminations, partial terminations or discontinuance of contributions to any Qualified Plan intended to qualify under Section 401(a) of the Code without notice to and approval by the Internal Revenue Service;

                  (w) no plan listed on Schedule 5.19 that is subject to the provisions of Title IV of ERISA has been terminated;

                  (x) there have been no "reportable events" (as that phrase is defined in Section 4043 of ERISA) with respect to employee benefit plans listed in Schedule 5.19;

                  (y) the Company has not incurred liability under Section 4062 of ERISA; and

                  (z) no circumstances exist pursuant to which the Company could reasonably be expected to have any direct or indirect liability whatsoever (including, but not limited to, any liability to any multiemployer plan or the Pension Benefit Guaranty Corporation under Title IV of ERISA or to the Internal Revenue Service for any excise tax or penalty, or being subject to any statutory Lien to secure payment of any such liability) with respect to any plan now or heretofore maintained or contributed to by any entity other than the Company that is, or at any time was, a member of a "controlled group" (as defined in Section 412(n)(6)(B) of the Code) that includes the Company.

         5.21 Conformity with Law; Litigation. Except to the extent set forth on
Schedule 5.21 or 5.13, the Company is not in violation of any law or regulation or any order of any court or Federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality having jurisdiction over the Company which would have a Material Adverse Effect; and except to the extent set forth on Schedule 5.10 or 5.13, there are no material claims, actions, suits or proceedings, commenced or, to the knowledge of the Company, threatened, against or affecting the Company, at law or in equity, or before or by any Federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality having jurisdiction over the Company and no notice of any claim, action, suit or proceeding, whether pending or threatened, has been received by the Company or any Stockholder. The Company has conducted and is conducting its business in substantial compliance with the requirements, standards, criteria and conditions set forth in applicable Federal, state and local statutes, ordinances, permits, licenses, orders, approvals, variances, rules and regulations, including all such permits, licenses, orders and other governmental approvals set forth on Schedules 5.12 and 5.13, and is not in violation of any of the foregoing which might have a Material Adverse Effect.

         5.22 Taxes. The Company has timely filed all requisite Federal, state and other Tax returns or extension requests for all fiscal periods ended on or before the Initial Disclosure Date; and except as set forth on Schedule 5.22, there are no examinations in progress or claims against it for Federal, state and other Taxes for any period or periods prior to and including the Balance Sheet Date and no notice of any claim for Taxes, whether pending or threatened, has been received. All Tax (whether or not shown on any Tax return) owed by the Company, any member of an affiliated or consolidated group which includes or included the Company or with respect to any payment made or deemed made by the Company has been paid. The amounts shown as accruals for Taxes on the Company Financial Statements are sufficient for the payment of all Taxes of the kinds indicated for all fiscal periods ended on or before that date. Copies of (i) any tax examinations, (ii) extensions of statutory limitations and (iii) the Federal and local income Tax returns and franchise tax returns of Company for its last three fiscal years, or such shorter period of time as it shall have existed, are attached hereto as Schedule 5.22. The Company made an election to be taxed under the provisions of Subchapter S of the Code and has not, within the past five years, been taxed under the provisions of Subchapter C of the Code. The Company has a taxable year ended December 31 and has not made an election to retain a fiscal year other than December 31 under Section 444 of the Code. The Company's methods of accounting have not changed in the past five years. The Company is not an investment Company as defined in Section 351(e)(1) of the Code.

         5.23 No Violations. The Company is not in violation of its Charter Documents. Neither the Company nor, to the knowledge of the Company, any other party thereto, is in default under any lease, instrument, agreement, license, or permit set forth on Schedule 5.12, 5.13, 5.14, 5.15 or 5.16, or any other material agreement to which it is a party or by which its properties are bound (the "Material Documents"); and, except as set forth in Schedule 5.23, (i) the rights and benefits of the Company under the Material Documents will not be materially adversely affected by the transactions contemplated hereby and (ii) the execution of this Agreement and the performance of the obligations hereunder and the consummation of the transactions contemplated hereby will not result in any material violation or breach or constitute a default under, any of the terms or provisions of the Material Documents or the Charter Documents. Except as set forth on Schedule 5.23, none of the Material Documents requires notice to, or the consent or approval of, any governmental agency or other third party with respect to any of the transactions contemplated hereby in order to remain in full force and effect, and consummation of the transactions contemplated hereby will not give rise to any right to termination, cancellation or acceleration or loss of any right or benefit. Except as set forth on Schedule 5.23, none of the Material Documents prohibits the use or publication by the Company or Purchaser of the name of any other party to such Material Document, and none of the Material Documents prohibits or restricts the Company from freely providing services to any other customer or potential customer of the Company or Purchaser or any Other Founding Company.

         5.24 Government Contracts. Except as set forth on Schedule 5.24, the Company is not a party to any governmental contracts subject to price determination or renegotiation.

         5.25 Absence of Changes. Since the Initial Disclosure Date, except as set forth on Schedule 5.25, there has not been:

                  (i) any material adverse change in the financial condition, assets, liabilities (contingent or otherwise), income or business of the Company;

                  (ii) any damage, destruction or loss (whether or not covered by insurance) materially adversely affecting the properties or business of the Company;

                  (iii) any change in the authorized capital of the Company or its outstanding securities or any change in its ownership interests or any grant of any options, warrants, calls, conversion rights or commitments;

                  (iv) any declaration or payment of any dividend or distribution in respect of the capital stock or any direct or indirect redemption, purchase or other acquisition of any of the capital stock of the Company (except for dividends which the Company may declare and pay pursuant to Section 10.4);

                  (v) any increase in the compensation, bonus, sales commissions or fee arrangement payable or to become payable by the Company to any of its officers, directors, Stockholders, employees, consultants or agents, except for ordinary and customary bonuses and salary increases for employees in accordance with past practice;

                  (vi) any work interruptions, labor grievances or claims filed, or any event or condition of any character, materially adversely affecting the business of the Company;

                  (vii) any sale or transfer, or any agreement to sell or transfer, any material assets, property or rights of the Company to any person, including, without limitation, the Stockholders and their Affiliates;

                  (viii) any cancellation, or agreement to cancel, any indebtedness or other obligation owing to the Company, including without limitation any indebtedness or obligation of any Stockholders or any Affiliate thereof;

                  (ix) any plan, agreement or arrangement granting any preferential right to purchase or acquire any interest in any of the assets, property or rights of the Company or requiring consent of any party to the transfer and assignment of any such assets, property or rights;

                  (x) any purchase or acquisition of, or agreement, plan or arrangement to purchase or acquire, any property, right or asset outside of the ordinary course of the Company's business;

                  (xi) any waiver of any material rights or claims of the Company;

                  (xii) any material breach, amendment or termination of any contract, agreement, license, permit or other right to which the Company is a party:

                  (xiii) any transaction by the Company outside the ordinary course of its respective businesses;

                  (xiv) any cancellation or termination of a material contract with a customer or client prior to the scheduled termination date; or

                  (xv) any other distribution of property or assets by the Company.

The Company, notwithstanding the provisions of Section 5.25, may negotiate with ECON-A-CALL, INC., a corporation located in Hays, Kansas (the "Target"), concerning the acquisition of Target but shall not reach any agreement with the Target without obtaining the prior written approval of Purchaser. The Company shall keep Purchaser fully informed throughout the negotiations.

         5.26 Deposit Accounts; Powers of Attorney. The Company has delivered to Purchaser an accurate list (which is set forth on Schedule 5.26) as of the date of the Original Agreement setting forth:

                  (i) the name of each financial institution in which the Company has accounts or safe deposit boxes;

                  (ii) the names in which the accounts or boxes are held;

                  (iii) the type of account and account number; and

                  (iv) the name of each person authorized to draw thereon or have access thereto.

Schedule 5.26 also sets forth the name of each person, corporation, firm or other entity holding a general or special power of attorney from the Company and a description of the terms of such power.

         5.27 Relations with Governments. Except for political contributions made in a lawful manner which, in the aggregate, do not exceed $10,000 per year for each year in which any Stockholder has been a stockholder of the Company, the Company has not made, offered or agreed to offer anything of value to any governmental official, political party or candidate for government office nor has it otherwise taken any action which would cause the Company to be in violation of the Foreign Corrupt Practices Act of 1977, as amended, or any law of similar effect. If political contributions made by the Company have exceeded $10,000 per year for each year in which any Stockholder has been a stockholder of the Company, each contribution in the amount of $5,000 or more shall be described on Schedule 5.27.

         5.28 Disclosure. This Agreement, including the Schedules and Annexes hereto, together with all other documents and information made available to Purchaser and its representatives in writing pursuant hereto, present fairly the business and operations of the Company for the time periods with respect to which such information was requested. The Company's rights under the documents delivered pursuant hereto would not be materially adversely affected by, and no statement made herein would be rendered untrue in any material respect by, any other document to which the Company is a party, or to which its properties are subject, or by any other fact or circumstance regarding the Company (which fact or circumstance was, or should reasonably, after due inquiry, have been known to the Company) that is not disclosed pursuant hereto or thereto.

         5.29 Prohibited Activities. Except as set forth on Schedule 5.30, the Company has not, between the Initial Disclosure Date and the date of this Agreement, taken any of the actions set forth in Section 7.3 ("Prohibited Activities").

         5.30 Draft Registration Statement. The text of, and the financial statements and other financial information contained, in the Draft Registration Statement, insofar as they were provided by the Company expressly for inclusion therein but not otherwise, are true, accurate and complete in all material respects and do not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading.

         (B) Representations, Warranties, Covenants and Agreements of the Stockholders.

         Each Stockholder severally represents, warrants, covenants and agrees
(i) that the representations and warranties set forth below are true as of the date of this Agreement and, subject to Section 7.8, shall be true at the Closing Date, (ii) that all of the covenants and agreements in this Section 5(B) shall be materially complied with or performed at and as of the Closing Date and (iii) that none of the representations and warranties set forth in
Section 5(B) shall survive the Closing Date.

         5.31 Authority. Each Stockholder has the full legal right, power and authority to enter into this Agreement. This Agreement has been executed and delivered by each Stockholder and constitutes a legal, valid and binding obligation of such Stockholder.

         5.32 Preemptive Rights. Each Stockholder does not have, or hereby waives, any preemptive or other right to acquire shares of Company Stock or Purchaser Stock that such Stockholder has or may have had other than rights of any Stockholder to acquire Purchaser Stock pursuant to (i) this Agreement or
(ii) any option granted by Purchaser.

         5.33 Tax Matters. The Stockholders have been advised by their counsel and are satisfied, as of the date hereof that contains aspects of the transaction contemplated by this Agreement qualify for the deferral of gain pursuant to Section 351 of the Code.

         5.34 No Plan of Distribution. No Stockholder has any intention or arrangement to sell or otherwise dispose of any Purchaser Stock to be received pursuant to this Agreement and the Section 351 Exchange Plan.

         5.35 No Retained Rights. No Stockholder will retain any right after the Closing in any Company Stock to be transferred by him at the Closing but, to the extent that such right may exist upon the consummation of the Closing, such right shall be deemed to have been released and extinguished.

6.       REPRESENTATIONS, WARRANTIES, COVENANTS AND AGREEMENTS OF
         PURCHASER AND OLD ACG

         Purchaser and Old ACG, jointly and severally, represent warrant, covenant and agree (i) that all of the following representations and warranties in this Section 6 are true at the date of this Agreement and, subject to
Section 7.8, shall be true at the Closing Date, (ii) that all of the covenants and agreements in this Section 6 shall be complied with or performed at and as of the Closing Date, and (iii) that the following representations and warranties shall not survive the Closing Date, except that the representations and warranties set forth in Section 6.12 shall survive until such time as the limitations period has run for all Tax periods ended on or prior to the Closing Date.

         6.1 Due Organization. Purchaser and Old ACG are each corporations duly organized, validly existing and in good standing under the laws of the state of Delaware, and are duly authorized and qualified to do business under all applicable laws, regulations, ordinances and orders of public authorities to carry on their respective business in the places and in the manner as now conducted, except where the failure to be so authorized or qualified would not have a Material Adverse Effect. True, complete and correct copies of the Charter Documents and By-laws, each as amended, of Purchaser and Old ACG (the "Purchaser Charter Documents") are all attached hereto as Schedule 6.1.

         6.2 Authorization. Purchaser and Old ACG each has all requisite corporate power and authority to enter into the Agreement and to perform its obligations thereunder. The execution and delivery of the Agreement by Purchaser and Old ACG and their consummation of the transactions contemplated thereby have been duly authorized by all necessary corporate action of Purchaser and Old ACG. The Agreement has been duly executed and delivered by Purchaser and Old ACG, and is a valid and binding obligation of Purchaser and Old ACG, enforceable against each of them in accordance with its terms.

         6.3 Capital Stock. The authorized capital stock of Old ACG is as set forth on Schedule 6.3. All of the issued and outstanding shares of the capital stock of Old ACG (i) have been duly authorized and validly issued, (ii) are fully paid and nonassessable, (iii) are owned of record and beneficially by the Persons set forth on Schedule 6.3, and (iv) were offered, issued, sold and delivered by Old ACG in compliance with all applicable state and Federal laws concerning the offer, issuance, sale and delivery of securities. Further, none of such shares was issued in violation of the preemptive rights of any past or present stockholder of Old ACG. Subject to the consummation of the reverse stock split referred to in the eight recital of this Agreement and the consummation of Purchaser's acquisition of Old ACG in the reverse triangular merger, the capitalization of Purchaser will be identical to the capitalization of Old ACG immediately prior to the consummation of the IPO.

         6.4 Transactions in Capital Stock, Organization Accounting. Except as set forth on Schedule 6.3 or contemplated to be issued in connection with the acquisition of the Founding Companies, (i) no option, warrant, call, conversion right or commitment of any kind exists which obligates Old ACG to issue any of its authorized but unissued capital stock and (ii) Old ACG has no obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any of its equity securities or any interests therein or to pay any dividend or make any distribution in respect thereof. Schedule 6.3 also includes complete and accurate copies of all stock option or stock purchase plans, including a list, accurate as of the date hereof, of all outstanding options, warrants or other rights to acquire shares of capital stock of Old ACG.

         6.5 Subsidiaries. Neither Purchaser nor Old ACG has any Subsidiaries, except for each of the companies identified on Schedule 6.5. Except as set forth in the preceding sentence, neither Purchaser nor Old ACG presently owns, of record or beneficially, or controls, directly or indirectly, any capital stock, securities convertible into capital stock or any other equity interest in any corporation, association or business entity, and neither Purchaser, nor Old ACG, directly or indirectly, is a participant in any joint venture, partnership or other non-corporation entity.

         6.6 Financial Statements. Attached hereto as Schedule 6.6 are copies of the following financial statements of Old ACG, which reflect the results of its operations from inception in June 1996 (the "Old ACG Financial Statements"):
Old ACG's audited Balance Sheet as of December 31, 1996 and its unaudited Balance Sheet as of June 30, 1997, and audited Statements of Operations, Stockholder's Equity and Cash Flows and related notes thereto for the period from June 10, 1996 through December 31, 1996 and unaudited Statements of Operations, Stockholder's Equity and Cash Flows for the six months ended June 30, 1997. The audited Old ACG Financial Statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the period indicated (except as noted thereon or on Schedule 6.6). The unaudited Old ACG Financial

Statements were prepared in accordance with the books and records of Old ACG in accordance with accounting principles consistently applied. Old ACG's Balance Sheets present fairly the financial position of Old ACG as of the dates indicated thereon, and Old ACG's Statements of Operations, Stockholder's Equity and Cash Flows included in the Old ACG Financial Statements present fairly the results of operations for the periods indicated thereon in accordance with generally accepted accounting principles. Old ACG's Financial Statements at and for the period ended December 31, 1996 have been examined by KPMG Peat Marwick LLP, independent public accountants.

         6.7 Liabilities and Obligations. Except as set forth on Schedule 6.7, neither Purchaser nor Old ACG has any material liabilities, contingent or otherwise, except as set forth in or contemplated by this Agreement or the Draft Registration Statement and except for fees incurred in connection with the transactions contemplated hereby and thereby.

         6.8 Conformity with Law; Litigation. Except to the extent set forth on
Schedule 6.8, or in the Draft Registration Statement, neither Purchaser nor Old ACG is in violation of any law or regulation or any order of any court or Federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality having jurisdiction over it which would have a Material Adverse Effect; and except to the extent set forth on Schedule 6.8, or in the Draft Registration Statement, there are no material claims, actions, suits or proceedings, pending or, to the Knowledge of either Purchaser or Old ACG, threatened, against or affecting either Purchaser or Old ACG, at law or in equity, or before or by any Federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality having jurisdiction over it and no notice of any claim, action, suit or proceeding, whether pending or threatened, has been received. Each of Purchaser and Old ACG has conducted and is conducting is businesses in substantial compliance with the requirements, standards, criteria and conditions set forth in applicable Federal, state and local statutes, ordinances, permits, licenses, orders, approvals, variances, rules and regulations and are not in violation of any of the foregoing which might have a Material Adverse Effect.

         6.9 No Violations. Neither Purchaser nor Old ACG is in violation of any Purchaser Charter Document. None of Purchaser, Old ACG, or, to the knowledge of Purchaser and Old ACG, any other party thereto, is in default under any lease, instrument, agreement, license, or permit to which Purchaser or Old ACG is a party, or by which Purchaser or Old ACG, or any of their respective properties, are bound (collectively, the "Purchaser Documents"); and
(i) the rights and benefits of Purchaser and Old ACG under the Purchaser Documents will not be adversely affected by the transactions contemplated hereby and (ii) the execution of this Agreement and the performance of the obligations hereunder and the consummation of the transactions contemplated hereby will not result in any material violation or breach or constitute a default under, any of the terms or provisions of the Purchaser Documents or the Purchaser Charter Documents. Except as set forth on Schedule 6.9, none of the Purchaser Documents requires notice to, or the consent or approval of, any governmental agency or other third party with respect to any of the transactions contemplated hereby in order to remain in full force and effect, and consummation of the transactions contemplated hereby will not give rise to any right to termination, cancellation or acceleration or loss of any right or benefit.

         6.10 Purchaser Securities. The shares of Purchaser Stock deliverable to the Stockholders pursuant to this Agreement will have been duly authorized prior to the Closing, and upon consummation of the transactions contemplated by this Agreement, will be validly issued, fully paid and nonassessable.

         6.11 Business; Real Property; Material Agreement Old ACG was formed in June 1996, and Purchaser was formed in September 1997. Neither Purchaser nor Old ACG has conducted any material business since the date of its inception, except raising capital and in connection with this Agreement and similar agreements with the Founding Companies. Except as disclosed on Schedule 6.12, neither Purchaser nor Old ACG owns or has at any time owned any real property or any material personal property or is a party to any other material agreement.

         6.12 Tax Matters.

               (i) Old ACG has filed all Tax Returns that it was required to file. All such Tax Returns filed by Old ACG were correct and complete in all material respects. All Taxes owed by Old ACG (whether or not shown on any Tax Return) have been paid. Old ACG is not currently the beneficiary of any extension of time within which to file any Tax Return. Since Old ACG's formation in June 1996 , no claim with respect to Old ACG has been made by an authority in a jurisdiction where Old ACG does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There is no Lien affecting any of Old ACG's assets that arose in connection with any failure or alleged failure to pay any Tax.

              (ii) Old ACG has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other party.

             (iii) Old ACG does not expect any authority to assess any material amount of additional Taxes against it for any period for which Tax Returns have been filed. There is no material dispute or claim concerning any Tax liability of Old ACG either claimed or raised by any authority in writing or as to which Old ACG has knowledge based upon direct inquiry by any agent of such authority.

         6.13Draft Registration Statement. The text of, and the financial statements and other financial information contained in, the Draft Registration Statement, insofar as they relate to Purchaser or Old ACG but not otherwise, are true, accurate and complete in all material respects and do not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading.

7.       OTHER COVENANTS PRIOR TO CLOSING

         7.1 Access and Cooperation; Due Diligence; Audits.

               (i) Between the date of this Agreement and the Closing Date, the Company will afford to the officers and authorized representatives of Purchaser access to all of such Company's sites, properties, books and records and will furnish Purchaser with such additional financial and operating data and other information as to the business and properties of the Company as Purchaser may from time to time reasonably request. The Company will cooperate with Purchaser, its representatives, auditors and counsel in the preparation of and any documents or other material that may be required in connection with any documents or materials required by this Agreement. Purchaser, Old ACG, the Stockholders and the Company will treat all information obtained in connection with the negotiation and performance of this Agreement as confidential in accordance with the provisions of Section 13.

               (ii) Between the date of this Agreement and the Closing, Purchaser will afford to the officers and authorized representatives of the Company access to all sites, properties, books and records of Purchaser, Old ACG and the other Founding Companies and will furnish the Company with such additional financial and operating data and other information as to the business and properties of Purchaser, Old ACG and the Other Founding Companies as the Company may from time to time reasonably request. Purchaser will cooperate with the Company, its representatives, auditors and counsel in the preparation of any documents or other material which may be required in connection with any documents or materials required by this Agreement. The Company will cause all information obtained in connection with the negotiation and performance of this Agreement to be treated as confidential in accordance with the provisions of Section 13.

               (iii) The Company agrees to permit an independent accounting firm selected by Purchaser to audit and render a report on its Company Financial Statements and its comparable financial statements at and for the year ending December 31, 1996, provided that all the costs and expenses of such audits are paid by Purchaser.

         7.2 Conduct of Business Pending Closing. Unless otherwise approved in writing by Purchaser, between the date of this Agreement and the Closing Date, the Stockholders will cause the Company to:

               (i) carry on its respective businesses in substantially the same manner as it has heretofore and not introduce any material new method of management, operation or accounting;

               (ii) maintain its respective properties and facilities, including those held under lease, in as good working order and condition as at present, ordinary wear and tear excepted;

               (iii) perform in all material respects all of its respective obligations under agreements relating to or affecting its respective assets, properties or rights;

               (iv) keep in full force and effect present insurance policies or other comparable insurance coverage;

               (v) use its reasonable best efforts to maintain and preserve its business organization intact, retain its respective present key employees and maintain its respective relationships with suppliers, customers and others having business relations with it;

               (vi) maintain compliance with all material permits, laws, rules and regulations, consent orders, and all other orders of applicable courts, regulatory agencies and similar governmental authorities;

               (vii) maintain present debt and lease instruments and not enter into new or amended debt or lease instruments; and

               (viii) maintain or reduce present salaries and commission levels for all officers, directors, employees and agents except for ordinary and customary bonus and salary increases for employees in accordance with past practices.

         7.3 Prohibited Activities. Between the date of this Agreement and the Closing Date, the Stockholders will not, without prior written consent of Purchaser, permit the Company to:

                  (i) make any change in its Charter Documents or By-laws;

                  (ii) issue any securities, options, warrants, calls, conversion rights or commitments relating to its securities of any kind other than in connection with the exercise of options or warrants listed in Schedule 5.4;

                  (iii) declare or pay any dividend, or make any distribution in respect of Company Stock whether now or hereafter outstanding, or purchase, redeem or otherwise acquire or retire for value any shares of Company Stock (except the declaration and payment of dividends pursuant to Section 10.4);

                  (iv) enter into any contract or commitment or incur or agree to incur any liability or make any capital expenditures, except if it is in the normal course of business (consistent with past practice) or involves an amount not in excess of $10,000;

                  (v) create, assume or permit to exist any Lien upon any asset or property whether now owned or hereafter acquired, except (x) with respect to purchase money Liens incurred in connection with the acquisition of equipment with an aggregate cost not in excess of $10,000 necessary or desirable for the conduct of its businesses, (y)
         (1) Liens for Taxes either not yet due or being contested in good faith and by appropriate proceedings (and for which contested Taxes adequate reserves have been established and are being maintained) or
         (2) materialmen's, mechanics', workers', repairmen's, employees' or other like Liens arising in the ordinary course of business, or (3) Liens set forth on Schedule 5.10 or 5.15;

                  (vi) sell, assign, lease or otherwise transfer or dispose of any property or equipment except in the normal course of business;

                  (vii) negotiate for the acquisition of any business or the start-up of any new business;

                  (viii) merge or consolidate or agree to merge or consolidate with or into any other corporation;

                  (ix) waive any material right or claim; provided that it may negotiate and adjust bills in the course of good faith disputes with customers in a manner consistent with past practice, provided, further, that such adjustments shall not be deemed to be included in
         Schedule 5.11 unless specifically listed thereon;

                  (x) commit a material breach or amend or terminate any material agreement, permit, license or other right; or

                  (xi) enter into any other transaction outside the ordinary course of its business or prohibited hereunder.

         7.4 Exclusivity. Neither any Stockholder, nor the Company, nor any agent, officer, director, trustee or any representative of any of the foregoing will, during the period commencing on the date of this Agreement and ending with, the earlier to occur of the Closing Date or the termination of this Agreement in accordance with its terms, directly/or indirectly:

                  (i) solicit or initiate the submission of proposals or offers from any person for,

                  (ii) participate in any discussions pertaining to, or

                  (iii) furnish any information to any person other than Purchaser or its authorized agents relating to any acquisition or purchase of all or a material amount of the assets of, or any equity interest in, the Company or merger, consolidation or business combination of the Company.

         7.5 Notice to Bargaining Agents. Prior to the Closing Date, the Company shall satisfy any requirement for notice of the transactions contemplated by this Agreement under applicable collective bargaining agreements, and shall provide Purchaser with proof that any required notice has been sent.

         7.6 Agreements. The Stockholders and the Company shall terminate (i) any Stockholders agreements, voting agreements, voting trusts, options, warrants and employment agreements between the Company and any employee listed on Schedule 5.18 and (ii) any existing agreement between the Company and any Stockholder, on or prior to the Closing Date. Copies of such termination agreements are listed on Schedule 7.6 and copies thereof are attached thereto.

         7.7 Notification of Certain Matters. The Stockholders and the Company shall give prompt notice to Purchaser of (i) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would likely cause any representation or warranty of the Company or the Stockholders contained herein to be untrue or inaccurate in any material respect at or prior to the Closing Date and (ii) any material failure of any Stockholder or the Company to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by such person hereunder as of such date. Purchaser and Old ACG shall give prompt notice to the Company of (i) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would likely cause any representation or warranty of Purchaser or Old ACG contained herein to be untrue or inaccurate in any material respect at or prior to the Closing Date and (ii) any material failure of Purchaser or Old ACG to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder as of such date. The delivery of any notice pursuant to this Section
7.7 shall not be deemed to (i) modify the representations or warranties hereunder of the party delivering such notice, which modification may only be made pursuant to Section 7.8, (ii) modify the conditions set forth in Sections 8 and 9, or (iii) limit or otherwise affect the remedies available hereunder to the party receiving such notice.

         7.8 Amendment of Schedules. Each party hereto agrees that, with respect to the representations and warranties of such party contained in this Agreement, such party shall have the continuing obligation until the Closing to supplement or amend promptly the Schedules with respect to any matter hereafter arising or discovered which, if existing or known at the date of this Agreement, would have been required to be set forth or described in the Schedules. Notwithstanding the foregoing sentence, no amendment or supplement to a Schedule prepared by the Company or Purchaser that constitutes or reflects an event or occurrence that would have a Material Adverse Effect may be made unless Purchaser or the Company, as the case may be, consents to such amendment or supplement. For all purposes of this Agreement, including without limitation for purposes of determining whether the conditions set forth in Sections 8.1 and 9.1 have been fulfilled, the Schedules shall be deemed to be the Schedules as amended or supplemented pursuant to this Section 7.8. No party to this Agreement shall be liable to any other party if this Agreement shall be terminated pursuant to the provisions of Section 11.1(v). Neither the entry by Purchaser into any other agreement, such as this Agreement, after the date hereof for the acquisition of one or more companies involved in or assets associated with the telephone business and related activities nor the performance by Purchaser of its obligations thereunder shall be deemed to require the amendment to a supplementation of any Schedule hereto.

         7.9 Further Assurance. The parties hereto agree to execute and deliver, or cause to be executed and delivered, such further instruments or documents or take such other action as may be reasonably necessary or convenient to carry out the transactions contemplated by this Agreement.

8.       CONDITIONS PRECEDENT TO OBLIGATIONS OF STOCKHOLDERS

         The obligations of the Stockholders with respect to actions to be taken on the Closing Date are subject to the satisfaction or waiver on or prior to the Closing Date of all of the following conditions. All conditions not satisfied shall be deemed to have been waived, except that no such waiver shall be deemed to affect the survival of the representations and warranties of Purchaser and Old ACG contained in Section 6:

         8.1 Representations and Warranties Performance of Obligations. All representations and warranties of Purchaser and Old ACG contained in this Agreement shall be true and correct in all material respects as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date; all of the terms, covenants and conditions of this Agreement to be complied with or performed by Purchaser and Old ACG on or before the Closing Date shall have been duly complied with or performed in all material respects; and a certificate to the foregoing effect dated the Closing Date, and signed by the President or any Vice President of Purchaser and of Old ACG shall have been delivered to the Stockholders.

         8.2 Satisfaction. All actions, proceedings, instruments and documents required to carry out this Agreement or incidental hereto and all other related legal matters shall be reasonably satisfactory to the Company and its counsel.

         8.3 No Litigation. No action or proceeding before a court or any other governmental agency or body shall have been instituted or threatened to restrain or prohibit the transactions contemplated herein and no governmental agency or body shall have taken any other action or made any request of the Company as a result of which the management of the Company deems it inadvisable to proceed with the transactions hereunder.

         8.4 Opinion of Counsel. The Stockholder shall have received an opinion from counsel for Purchaser and Old ACG, dated the Closing Date, in the form and substance reasonably acceptable to the Stockholders, relating to, insofar as Purchaser and Old ACG, are concerned, (a) the authorization, execution, delivery, performance and enforceability of the Agreement, (b) the receipt of all required consents and approvals and (c) such other legal matters as the Stockholder may reasonably request.

         8.5 Consents and Approvals. All necessary consents of and filings with any governmental authority or agency relating to the consummation of the transaction contemplated herein shall have been obtained and made.

         8.6 Good Standing Certificates. Purchaser and Old ACG each shall have delivered to the Stockholder a certificate, dated as of a date no later than ten days prior to the Closing Date, duly issued by the Delaware Secretary of State and, unless waived by the Stockholder, in each state in which Purchaser or Old ACG is authorized to do business, showing that each of Purchaser and Old ACG is in good standing and authorized to do business and that all state franchise and/or income tax returns and taxes for Purchaser and Old ACG, respectively, for all periods prior to the Closing Date have been filed and paid to the extent required.

         8.7 No Material Adverse Change. No event or circumstance shall have occurred with respect to Purchaser or Old ACG that would constitute a Material Adverse Effect.

         8.8 Secretary's Certificates. The Stockholders shall have received a certificate or certificates, dated the Closing Date and signed by the Secretary of Purchaser and of Old ACG, certifying the completeness and accuracy of the attached copies of Purchaser's and Old ACG's respective Charter Documents (including amendments thereto), By-Laws (including amendments thereto), and resolutions of the boards of directors of Purchaser and Old ACG approving Purchaser's and Old ACG's entering into this Agreement and the consummation of the transactions contemplated hereby.

         8.9 Closing of IPO. The sale by Purchaser of shares of Purchaser Stock in the IPO shall have closed prior to or substantially contemporaneously with the consummation of the transactions contemplated herein.

9.       CONDITIONS PRECEDENT TO OBLIGATIONS OF PURCHASER

         The obligations of Purchaser with respect to actions to be taken on the Closing Date are subject to the satisfaction or waiver on or prior to the Closing Date of all of the following conditions. All conditions not satisfied shall be deemed to have been waived, except that no such waiver shall be deemed to affect the survival of the representations and warranties of the Company and the Stockholders contained in Section 5.

         9.1 Representations and Warranties; Performance of Obligations. All the representations and warranties of the Stockholders and the Company contained in this Agreement shall be true and correct in all material respects as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date; all of the terms, covenants and conditions of this Agreement to be complied with or performed by the Stockholders and the Company on or before the Closing Date shall have been duly performed or complied with in all material respects; and the Stockholders shall have delivered to Purchaser a certificate dated the Closing Date and signed by them to such effect.

         9.2 No Litigation. No action or proceeding before a court or any other governmental agency or body shall have been instituted or threatened to restrain or prohibit the transactions contemplated herein and no governmental agency or body shall have taken any other action or made any request of Purchaser as a result of which the management of Purchaser deems it inadvisable to proceed with the transactions hereunder.

         9.3 Secretary's Certificate. Purchaser shall have received a certificate, dated the Closing Date and signed by the Secretary of the Company, certifying the completeness and accuracy of the attached copies of the Company's Charter Documents (including amendments thereto), By-Laws (including amendments thereto), and resolutions of the board of directors approving the Company's entering into this Agreement and the consummation of the transactions contemplated hereby.

         9.4 No Material Adverse Effect. No event or circumstance shall have occurred with respect to the Company which would constitute a Material Adverse Effect, and the Company shall not have suffered any material loss or damages to any of its properties or assets, whether or not covered by insurance, which change, loss or damage materially affects or impairs the ability of the Company to conduct its business.

         9.5 Stockholders' Release. The Stockholders shall have delivered to Purchaser an instrument dated the Closing Date releasing the Company from (i) any and all claims of the Stockholders against the Company and Purchaser and
(ii) obligations of the Company and Purchaser to the Stockholders, except for
(x) items specifically identified on Schedules 5.10 and 5.15 as being claims of or obligations to the

Stockholders, (y) continuing obligations to Todd J. Feist relating to his employment by the Company and (z) obligations arising under this Agreement or the transactions contemplated hereby.

         9.6 Satisfaction. All actions, proceedings, instruments and documents required to carry out the transactions contemplated by this Agreement or incidental hereto and all other related legal matters shall have been reasonably satisfactory to Purchaser and its counsel.

         9.7 Termination of Related Party Agreements. Except as set forth on
Schedule 9.7, all existing agreements between the Company and the Stockholders shall have been canceled effective prior to or as of the Closing Date.

         9.8 Opinion of Counsel. Purchaser shall have received an opinion from counsel to the Company and the Stockholders, dated the Closing Date, in the form and substance reasonably acceptable to the Purchaser, relating to, insofar as the Company and the Stockholders are concerned, (a) the authorization, execution, delivery, performance and enforceability of the Agreement, (b) the receipt of all required consents and approvals and (c) such other legal matters as the Purchaser may reasonably request.

         9.9 Consents and Approvals. All necessary consents of and filings with any governmental authority or agency relating to the consummation of the transactions contemplated herein shall have been obtained and made; and all consents and approvals of third parties listed on Schedule 5.23 shall have been obtained.

         9.10 Good Standing Certificates. The Company shall have delivered to Purchaser a certificate, dated as of a date no earlier than ten days prior to the Closing Date, duly issued by the appropriate governmental authority in the Company's state of incorporation and, unless waived by Purchaser, in each state in which the Company is authorized to do business, showing the Company is in good standing and authorized to do business and that all state franchise and/or income Tax returns and Taxes for the Company for all periods prior to the Closing have been filed and paid.

         9.11 Agreement Regarding Prepaid Advertising. An irrevocable agreement in the form attached hereto as Annex IV between FPI and the Company, pursuant to which FPI and its Affiliates agree to provide Company, at no additional cost to Company, the exclusive right to include the copy for eight pages in the front of each existing Directory published by FPI or one of its Affiliates at any time after the date of this Amendment and on or before the fifth anniversary of the Closing Date shall be in full force and effect. For purposes of the preceding sentence, an existing Directory is one that has been published by FPI or one of its Affiliates prior to the date of this Amendment. The copy to be provided by Company and published by FPI or one of its Affiliates pursuant to the foregoing agreement will be used to familiarize prospective customers of Company with the various services offered by Company and will provide instructions on how to order such services.

         9.12 FIRPTA Certificate Each Stockholder shall have delivered to Purchaser a certificate to the effect that he or she is not a foreign person under Section 1.1445-2(b) of the Treasury regulations.

         9.13 Agreement Regarding Free Advertising Space. An irrevocable agreement in the form attached hereto as Annex IV between FPI and Company, pursuant to which FPI and its Affiliates agree to permit Company to include, at no cost to Company, (x) two half pages of advertising copy in each Directory and (y) Company designated Fillers for up to approximately 10% of the total Fillers in each Directory, subject in each case to FPI's approval of the contents of such advertising copy and Fillers, such approval not to be unreasonably withheld.

         9.14 Noncompetition Agreement. The key employees listed on Schedule
5.18 who are not Stockholders shall have signed noncompete and non-solicitation agreements incorporating the terms set forth in Section 13 of this Agreement.

         9.15 Agreement Regarding Office Space. An irrevocable agreement in the form attached hereto as Annex III among FPI, FSI and the Company, pursuant to which FPI and FSI each agrees to permit the Purchaser and Company, to use the office space, support facilities and personnel in the offices of FPI and FSI at 110 S. Main, Suite 1000, Wichita, Kansas 67202, shall be in full force and effect. The foregoing agreement shall provide that (i) irrespective of past practices, Purchaser and Company will pay their proportionate shares of the expenses actually incurred by FPI, FSI and their Affiliates in respect of such office space, support facilities and personnel; (ii) FPI and FSI shall submit an itemized monthly invoice to Purchaser and Company covering their proportionate share of such expenses, and Purchaser and Company shall pay promptly all amounts properly due and owing to FPI and FSI; and (iii) Purchaser and Company shall submit an itemized monthly invoice to FPI and FSI for any services rendered by them, and FPI and FSI shall pay promptly all amounts properly due and owing to Purchaser and Company.

         9.16 Agreement Regarding Internet Services. An irrevocable agreement in the form attached hereto as Annex V between FSI and Company, pursuant to which FSI and its Affiliates agree to permit Company and its Affiliates to resell FSI's dial-up Internet services at a cost equal to 75% of the advertised retail rate that FSI regularly quotes prospective customers, shall be in full force and effect. The foregoing agreement shall provide that (i) FSI will notify Company promptly of any change in its advertised retail rate that occurs after the Closing Date and (ii) FSI and Company each agree to invoice and pay promptly, and in no event less frequently than monthly, any amounts that may be payable to the other pursuant to such agreement.

10.      COVENANTS OF PURCHASER WITH THE STOCKHOLDERS AFTER CLOSING

         10.1 Release From Guarantees. Purchaser shall use its best efforts to have the Stockholders released from any and all guarantees on any indebtedness that they personally guaranteed and from any and all pledges of assets that they pledged to secure such indebtedness for the benefit of the Company, with all such guarantees on indebtedness being assumed by Purchaser.

         10.2 Preparation and Filing of Tax Returns.

                  (i) The Stockholders shall file or cause to be filed all separate Federal income Tax Returns (and any state and local Tax Returns filed on the basis similar to that of S corporations under Federal income Tax rules) of the Company for all taxable periods that end on or before the Closing Date. Each Stockholder shall pay or cause to be paid all Tax liabilities (in excess of all amounts already paid with respect thereto or properly accrued or reserved with respect thereto on the Company Financial Statements) shown by such Returns to be due.

                  (ii) Purchaser shall file or cause to be filed all separate Returns of, or that include, the Company for all taxable periods ending after the Closing Date.

                  (iii) Each party hereto shall, and shall cause its subsidiaries and affiliates to, provide to each of the other parties hereto such cooperation and information as any of them reasonably may request in filing any Return, amended Return or claim for refund, determining a liability for Taxes or a right to refund of Taxes or in conducting any audit or other proceeding in respect of Taxes. Such cooperation and information shall include providing copies of all relevant portions of relevant Returns, together with relevant accompanying schedules and work papers, relevant documents relating to rulings or other determinations by Taxing Authorities and relevant records concerning the ownership and Tax basis of property, which such party may possess. Each party shall make its employees reasonably available on a mutually convenient basis at its cost to provide explanation of any documents or information so provided. Subject to the preceding sentence, each party required to file Returns pursuant to this Agreement shall bear all costs of filing such Returns.

         10.3 Preservation of Employee Benefit Plans. Following the Closing Date, Purchaser shall not terminate any health insurance, life insurance or 401(k) plan in effect at the Company until such time as Purchaser is able to replace such plan with a plan that is applicable to Purchaser and all of its then existing subsidiaries; provided that Purchaser shall have no obligation to provide replacement plans that have the same terms and provisions as the existing plans; provided, further, that any new health insurance plan shall provide for coverage for preexisting conditions.

         10.4 Dividends. The Company may, after the Balance Sheet Date and before the Closing Date, pay to each Stockholder the amount equal to the sum of his or her estimated Federal, state and local income Taxes on the Company Subpart S earnings taxable to such Stockholder for the period after December 31, 1996 and before the Closing Date.

         10.5 Compliance with the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "Hart-Scott Act"). All parties to this Agreement hereby recognize that compliance with the Hart-Scott Act may be required in connection with the transactions contemplated herein. If it is determined by the parties to this Agreement that compliance with the Hart-Scott Act is required, then: (i) each of the parties hereto agrees to cooperate and use its best efforts to comply with the Hart-Scott Act, (ii) such compliance by the Stockholders and the Company shall be deemed a condition precedent in addition to the conditions precedent set forth in Section 9 of this Agreement, and such compliance by Purchaser and Old ACG shall be deemed a condition precedent in addition to the conditions precedent set forth in Section 8 of this Agreement, and (iii) the parties agree to cooperate and use their best efforts to cause all filings required under the Hart-Scott Act to be made.

11.      TERMINATION OF AGREEMENT

         11.1 Termination. This Agreement may be terminated at any time prior to the Closing Date solely:

         (i) by mutual consent of Stockholders and the board of directors of Purchaser;

         (ii) by the Stockholders, on the one hand, or by Purchaser (acting through its board of directors), on the other hand, if the transactions contemplated by the Agreement to take place at the Closing shall not have been consummated by January 31, 1998, unless the failure of such transactions to be consummated is due to the willful failure of the party seeking to terminate this Agreement to perform any of its obligations under the Agreement to the extent required to be performed by its prior to or on the Closing Date;

         (iii) by Stockholders, on the one hand, or by Purchaser, on the other hand, if, prior to October 16, 1997, a registration statement on Form S-1 relating to the IPO has not been filed by Purchaser with the SEC pursuant to the 1933 Act;

         (iv) by the Stockholders, on the one hand, or by Purchaser, on the other hand, if a material breach or default shall be made by the other party in the observance or in the due and timely performance of any of the covenants, agreements or conditions contained herein, and the curing of such default shall not have been made on or before the Closing Date; or

         (v) by the Stockholders, on the one hand, or by Purchaser, on the other hand, if either such Party declines to consent to an amendment or supplement to a Schedule proposed by the other party or parties pursuant to Section 7.8 because such proposed amendment constitutes or reflects an event or occurrence that would have a Material Adverse Effect on the party or parties proposing the same.

         11.2 Liabilities in Event of Termination. Except as provided in Section 7.8, the termination of this Agreement will in no way limit any obligation or liability of any party based on or arising from a breach or default by such party with respect to any of its representations, warranties, covenants or agreements contained in this Agreement including, but not limited to, legal and audit costs and out of pocket expenses.

12.      NONCOMPETITION

         12.1 Prohibited Activities. Each of the Stockholders will not, for a period of two years following the Closing Date (or such earlier period as provided in Annex IV), for any reason whatsoever, directly or indirectly, for himself or on behalf of or in conjunction with any other person, Company, partnership, corporation or business of whatever nature:

         (i) engage, as an officer, director, major shareholder, owner, partner, joint venturer, or in a managerial capacity, whether as an employee, independent contractor, consultant or advisor, or as a sales representative, in the sale or marketing of local and long distance and natural gas or electrical goods and services ("Proscribed Business") within the states of Arkansas, Kansas, Missouri, Oklahoma and Texas (the "Territory");

         (ii) call upon any person within the Territory who is employee of Purchaser (including the subsidiaries thereof) in a sales representative or managerial capacity for the purpose or with the intent of enticing such employee away from or out of the employ of Purchaser (including the subsidiaries thereof); provided that each Stockholder shall be permitted to call upon and hire any member of his immediate family;

         (iii) call upon any person or entity which is or which has been, within one year prior to the Closing Date, a customer of Purchaser (including the subsidiaries thereof), of the Company within the Territory for the purpose of soliciting or selling local or long distance services in direct competition with Purchaser within the Territory;

         (iv) call upon any prospective acquisition candidate, on any Stockholder's own behalf or on behalf of any competitor of Purchaser in the long-distance telephone business, which candidate, to the actual knowledge of such Stockholder after due inquiry, was called upon by Purchaser (including the subsidiaries thereof) or for which, to the actual knowledge of such Stockholder after due inquiry, Purchaser (or any subsidiary thereof) made an acquisition analysis, for the purpose of acquiring such entity; or

         (v) disclose existing or prospective customers of the Company to any person, firm, partnership, corporation or business for any reason or purpose whatsoever except to the extent that the Company has in the past disclosed such information to the public for valid business reasons.

         Notwithstanding the above, the foregoing covenant shall not be deemed to prohibit any Stockholder from acquiring as an investment not more than one percent of the capital stock of a competing business whose stock is traded on a national securities exchange.

         12.2 Damages. Because of the difficulty of measuring economic losses to Purchaser as a result of a breach of the foregoing covenant, and because of the immediate and irreparable damage that could be caused to Purchaser for which it would have no other adequate remedy, each Stockholder agrees that the foregoing covenant may be enforced by Purchaser in the event of breach by such Stockholder, by injunction and restraining order.

         12.3 Reasonable Restraint. It is agreed by the parties hereto that the foregoing covenants in this Section 12 impose a reasonable restraint on the Stockholders in light of the activities and business of Purchaser (including the subsidiaries thereof) on the date of the execution of this Agreement and the reasonably foreseeable plans of Purchaser.

         12.4 Severability, Reformation. The covenants in this Section 12 are severable and separate, and the unenforceability of any specific covenant shall not affect the provisions of any other covenant. Moreover, in the event any court of competent jurisdiction shall determine that the scope, time or territorial restrictions set forth are unreasonable, then it is the intention of the parties that such restrictions be enforced to the fullest extent the court deems reasonable, and the Agreement shall thereupon be automatically reformed.

         12.5 Independent Covenant. All of the covenants in this Section 12 shall be construed as an agreement independent of any other provision in this Agreement, and the existence of any claim or cause of action of any Stockholder against Purchaser (including the subsidiaries thereof), whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by Purchaser of such covenants. It is specifically agreed that the period of three years stated at the beginning of this Section 12, during which the agreements and covenants of each Stockholder made in this Section 12 shall be effective, shall be computed by excluding from such computation any time during which such Stockholder is in violation of any provision of this Section 12. The covenants contained in Section 12 shall not be affected by any breach of any other provision hereof by any party hereto and shall become nugatory if the transactions contemplated by this Agreement are not consummated.

         12.6 Materiality. The Company and the Stockholders hereby agree that the covenants set forth in this Section 12 are a material and substantial part of the transactions contemplated by this Agreement.

13.      NONDISCLOSURE OF CONFIDENTIAL INFORMATION

         13.1 Stockholders. The Stockholders recognize and acknowledge that they had in the past, currently have, and in the future may have, access to certain confidential information of the Company and/or Purchaser and Old ACG, such as operational policies, and pricing and cost policies that are valuable, special and unique assets of the Company and/or Purchaser and Old ACG. The Stockholders agree that they will not disclose such confidential information to any person, firm, corporation, association or other entity for any purpose or reason whatsoever, except (i) to authorized representatives of Purchaser; (ii) following the Closing, such information may be disclosed by the Stockholders as is required in the course of performing their duties for Purchaser or the Company; and (iii) to counsel and other advisers; provided that such advisers (other than counsel) agree to the confidentiality provisions of this Section 13.1, unless (x) such information becomes known to the public generally through no fault of the Stockholders, (y) disclosure is required by law or the order of any governmental authority under color of law; provided, that prior to disclosing any information pursuant to this clause (y), the Stockholders shall give prior written notice thereof to Purchaser and provide Purchaser with the opportunity to contest such disclosure, or (z) the disclosing party reasonably believes that such disclosure is required in connection with the defense of a lawsuit against the disclosing party. In the event of a breach or threatened breach by any of the Stockholders of the provisions of this Section 13.1, Purchaser shall be entitled to an injunction restraining such Stockholders from disclosing, in whole or in part, such confidential information. Nothing herein shall be construed as prohibiting Purchaser from pursuing any other available remedy for such breach or threatened breach, including the recovery of damages. In the event the transactions contemplated by this Agreement are not consummated, the abovementioned restrictions on the Stockholder's ability to disseminate confidential information with respect to the Company shall become nugatory.

         13.2 Purchaser. Purchaser and Old ACG recognize and acknowledge that they had in the past and currently have access to certain confidential information of the Company, such as operational policies, and pricing and cost policies that are valuable, special and unique assets of the Company. Purchaser and Old ACG agree that, prior to the Closing, or if the transactions contemplated by this Agreement are not consummated, they will not disclose such confidential information to any person, firm, corporation, association or other entity for any purpose or reason whatsoever, except (i) to authorized representatives of the Company; and (ii) to counsel and other advisers; provided that such advisers (other than counsel) agree to the confidentiality provisions of this Section 13.2, unless (x) such information becomes known to the public generally through no fault of Purchaser or Old ACG, (y) disclosure is required by law or the order of any governmental authority under color of law; provided, that prior to disclosing any information pursuant to this clause
(y), Purchaser and Old ACG shall, if possible, give prior written notice thereof to the Company and the Stockholders and provide the Company and the Stockholders with the opportunity to contest such disclosure, or (z) the disclosing party reasonably believes that such disclosure is required in connection with the defense of a lawsuit against the disclosing party. In the event of a breach or threatened breach by Purchaser or Old ACG of the provisions of this Section 13.2, the Company and the Stockholders shall be entitled to an injunction restraining Purchaser and Old ACG from disclosing, in whole or in part, such confidential information. Nothing herein shall be construed as prohibiting the Company and the Stockholders from pursuing any other available remedy for such breach or threatened breach, including the recovery of damages.

         13.3 Damages. Because of the difficulty of measuring economic losses as a result of the breach of the foregoing covenants in Section 13.1 and 13.2 and because of the immediate and irreparable damage that would be caused for which no other adequate remedy exists, the parties hereto agree that, in the event of a breach by any of them of the foregoing covenants, the covenant may be enforced against the other parties by injunction and restraining order.

         13.4 Survival. The obligations of the parties under this Article 13 shall survive the termination of this Agreement for a period of three years from the Closing Date.

14.      TRANSFER RESTRICTIONS

         14.1 Transfer Restrictions. Except for transfers to immediate family members who agree to be bound by the restrictions set forth in this Section
14.1 (or trusts for the benefit of the Stockholders or family members, the trustees of which so agree), for a period of one year from the Closing, except pursuant to Section 16, none of the Stockholders shall sell, assign, exchange, transfer, encumber, pledge, distribute, appoint, or otherwise dispose of any Purchaser Stock received by the Stockholders in the transactions contemplated herein. The Purchaser Stock delivered to the Stockholders pursuant to Section 2 of this Agreement will bear a legend substantially in the form set forth below and containing such other information as Purchaser may deem necessary or appropriate:

                  THIS SECURITY MAY NOT BE SOLD, ASSIGNED, EXCHANGED, TRANSFERRED, ENCUMBERED, PLEDGED, DISTRIBUTED, APPOINTED OR OTHERWISE DISPOSED OF, AND THE ISSUER SHALL NOT BE REQUIRED TO GIVE EFFECT TO ANY ATTEMPTED SALE, ASSIGNMENT, EXCHANGE, TRANSFER, ENCUMBRANCE, PLEDGE, DISTRIBUTION, APPOINTMENT OR OTHER DISPOSITION PRIOR TO [FIRST ANNIVERSARY OF CLOSING DATE]. UPON THE WRITTEN REQUEST OF THE HOLDER OF THIS CERTIFICATE, THE ISSUER AGREES TO REMOVE THIS RESTRICTIVE LEGEND (AND ANY STOP ORDER PLACED WITH THE

                  TRANSFER AGENT) AFTER THE DATE SPECIFIED ABOVE.

15.      INVESTMENT REPRESENTATIONS

The Stockholders acknowledge that the Purchaser Stock to be delivered to the Stockholders pursuant to this Agreement (the "Restricted Securities") have not been and will not be registered under the 1933 Act and therefore may not be resold without compliance with the requirements of the 1933 Act and applicable state securities laws. All of the Restricted Securities are being acquired by the Stockholders solely for their own respective accounts, for investment purposes only, and not with a view to the distribution thereof.

         15.1 Compliance With Law. The Stockholders represent, warrant, covenant and agree that none of the Restricted Securities will be offered, sold, assigned, exchanged, transferred, encumbered, distributed, appointed or otherwise disposed of except after full compliance with all of the applicable provisions of the 1933 Act and the rules and regulations of the SEC thereunder and the provisions of applicable state securities laws and regulations. All the Restricted Securities shall bear the following legend in addition to the legend required under Section 14 of this Agreement:

THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR ANY APPLICABLE STATE SECURITIES LAWS (COLLECTIVELY, THE "ACTS") AND MAY NOT BE SOLD OR OTHERWISE TRANSFERRED UNLESS AND UNTIL (A) THESE SECURITIES SHALL HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND APPLICABLE STATE SECURITIES LAWS (COLLECTIVELY, THE "ACTS") OR (B) THE HOLDER OF THESE SECURITIES PROVIDES THE ISSUER WITH (X) AN UNQUALIFIED WRITTEN OPINION OF LEGAL COUNSEL, WHICH COUNSEL AND OPINION (IN FORM AND SUBSTANCE) SHALL BE REASONABLY SATISFACTORY TO THE ISSUER, TO THE EFFECT THAT THE PROPOSED DISPOSITION OF THESE SECURITIES MAY BE EFFECTED WITHOUT REGISTRATION UNDER THE ACTS OR (Y) SUCH OTHER EVIDENCE AS MAY BE REASONABLY SATISFACTORY TO THE ISSUER THAT THE PROPOSED DISPOSITION MAY BE EFFECTED WITHOUT REGISTRATION UNDER THE ACTS.

         15.2 Economic Risk, Sophistication. Each Stockholder represents that he has received, has read and understands the Draft Registration Statement, and in particular the risk factors described therein. Each Stockholder further represents that he is able to bear the economic risk of an investment in the Restricted Securities and can afford to sustain a total loss of such investment and either (i) has such knowledge and experience in financial and business matters that he is capable of evaluating the merits and risks of the proposed investment in Purchaser or (ii) together with the senior executives of the

Company, with whom he has consulted, has such knowledge and experience in financial and business matters that he is capable of evaluating the merits and risks of the proposed investment in Purchaser. Stockholders have had an adequate opportunity to ask questions and receive answers from the officers of Purchaser and the Company concerning any and all matters relating to the transactions described herein including, without limitation, the background and experience of the current and proposed officers and directors of Purchaser, the plans for the operations of the business of Purchaser and any plans for additional acquisitions and the like. Stockholders have asked any and all questions in the nature described in the preceding sentence and all questions have been answered to their satisfaction.

16.      REGISTRATION RIGHTS

         16.1 PiggyBack Registration Rights. At any time following the Closing Date, whenever Purchaser proposes to register any Purchaser Stock for its own or the account of others under the 1933 Act for a public offering, other than
(i) any registration of shares to be used as consideration for acquisitions of additional businesses by Purchaser and (ii) registrations relating to employee benefit plans, Purchaser shall give each of the Stockholders prompt written notice of its intent to do so. Upon the written request of any of the Stockholders given within 5 business days after receipt of such notice, Purchaser shall cause to be included in such registration all Registrable Securities (including any shares of Purchaser Stock issued as a dividend or other distribution with respect to, or in exchange for, or in replacement of such Registerable Securities) which any such Stockholder requests; provided, however, if Purchaser is advised in writing in good faith by any managing underwriter of an underwritten offering of the securities being offered pursuant to any registration statement under this Section 16.1 that the number of shares to be sold by persons other than Purchaser is greater than the number of such shares which can be offered without adversely affecting the offering, Purchaser may reduce pro rata the number of shares offered for the accounts of such persons (based upon the number of shares held by such person) to a number deemed satisfactory by such managing underwriter.

         16.2 Demand Registration Rights. At any time after the first anniversary of the Closing Date, the holders of a majority of the shares of Purchaser Stock (i) representing Registerable Securities owned by the Stockholders or their permitted transferees or (ii) representing Registerable Securities (as defined in the agreements similar to this Agreement mentioned below) acquired by other Stockholders of Purchaser on or prior to the closing of the IPO in connection with the acquisition of their companies by Purchaser pursuant to an agreement similar to this Agreement (or upon exercise or conversion of securities of Purchaser received pursuant to such agreement) (the persons referred to in clause (i) and (ii) being collectively referred to as the "Founding Stockholders") which shares have not been previously registered or sold and which shares are not entitled to be sold under Rule 144(k) (or any similar or successor provision) promulgated under the 1933 Act, may request in writing that Purchaser file a registration statement under the 1933 Act covering the registration of such shares of

Purchaser Stock issued to and held by the Founding Stockholders or their permitted transferees (including any stock issued as a dividend or other distribution with respect to, or in exchange for, or in replacement of such Purchaser Stock) (a "Demand Registration"). Within ten days of the receipt of such request, Purchaser shall give written notice of such request to all other Founding Stockholders and shall, as soon as practicable but in no event later than 45 days after notice from the Founding Stockholders requesting such registration, file and use its best efforts to cause to become effective a registration statement covering all such shares. Purchaser shall be obligated to effect only one Demand Registration for all Founding Stockholders and will keep such Demand Registration current and effective for not less than 90 days (or such shorter period as is required to complete the distribution and sale of all shares registered thereunder).

         Notwithstanding the foregoing paragraph, following such a demand a majority of the disinterested directors of Purchaser (i.e. directors who have not demanded or elected to sell shares in any such public offering) may defer the filing of the registration statement for a 30 day period.

         If at the time of any request for a Demand Registration Purchaser has formulated plans to file within 60 days after such request a registration statement covering the sale of any of its securities in a public offering under the 1933 Act, no registration of the Purchaser Stock shall be initiated under this Section 16.2 until 90 days after the effective date of such registration statement unless Purchaser is no longer proceeding diligently to secure the effectiveness of such registration statement; provided that Purchaser shall provide the Founding Stockholders the right to participate in such public offering pursuant to, and subject to, Section 16.1.

         16.3 Registration Procedures. All expenses incurred in connection with the registrations under this Section 16 (including all registration, filing, qualification, legal, printing and accounting fees, but excluding underwriting commissions and discounts), shall be borne by Purchaser. In connection with registrations under Sections 16.1 and 16.2 Purchaser will, as expeditiously as practicable:

               (i) Prepare and file with the SEC a registration statement with respect to such Registrable Securities and use its best efforts to cause such registration statement to become and remain effective; provided that Purchaser may discontinue any registration of its securities that is being effected pursuant to Section 16.2 at any time prior to the effective date of the registration statement relating thereto.

              (ii) Prepare and file with the SEC such amendments (including post-effective amendments) and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to keep such registration statement effective for a period as may be requested by the Stockholders holding a majority of the Registrable Securities covered thereby not exceeding 90 days and to comply with the provisions of the 1933 Act with respect to the disposition of all securities covered by such registration statement during such period in accordance with the intended methods of disposition by the seller or sellers thereof set forth in such registration statement; provided, that before filing a registration statement or prospectus relating to the sale of Registrable Securities, or any amendments or supplements thereto, Purchaser will furnish to counsel to each holder of Registrable Securities covered by such registration statement or prospectus, copies of all documents proposed to be filed, which documents will be subject to the review of such counsel, and Purchaser will give reasonable consideration in good faith to any comments of such counsel.

             (iii) Furnish to each holder of Registrable Securities covered by the registration statement and to each underwriter, if any, of such Registrable Securities, such number of copies of a preliminary prospectus and prospectus for delivery in conformity with the requirements of the 1933 Act, and such other documents, as such Person may reasonably request, in order to facilitate the public sale or other disposition of the Registrable Securities.

              (iv) Use its best efforts to register or qualify the Registrable Securities covered by such registration statement under such other securities or blue sky laws of such jurisdictions as each seller shall reasonably request, and do any and all other acts and things which may be reasonably necessary or advisable to enable such seller to consummate the disposition of the Registrable Securities owned by such seller, in such jurisdictions, except that Purchaser shall not for any such purpose be required (x) to qualify to do business as a foreign corporation in any jurisdiction where, but for the requirements of this Section 16.3(iv), it is not then so qualified, or (y) to subject itself to taxation in any such jurisdiction, or (z) to take any action which would subject it to general or unlimited service of process in any such jurisdiction where it is not then so subject.

               (v) Use its best efforts to cause the Registrable Securities covered by such registration statement to be registered with or approved by such other governmental agencies or authorities as may be necessary to enable the seller or sellers thereof to consummate the disposition of such Registrable Securities.

              (vi) Immediately notify each seller of Registrable Securities covered by such registration statement, at any time when a prospectus relating thereto is required to be delivered under the 1933 Act within the appropriate period mentioned in Section 16.3(ii), if Purchaser becomes aware that the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing, and, at the request of any such seller, deliver a reasonable number of copies of an amended or supplemental prospectus as may be necessary so that, as thereafter delivered to the purchasers of such Registrable Securities, each prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing.

             (vii) Otherwise use its best efforts to comply with all applicable rules and regulations of the SEC and make generally available to its security holders, in each case as soon as practicable, but not later than 45 calendar days after the close of the period covered thereby (90 calendar days in case the period covered corresponds to a fiscal year of the Purchaser), an earnings statement of Purchaser which will satisfy the provisions of Section 11 (a) of the 1933 Act.

            (viii) Use its best efforts in cooperation with the underwriters to list such Registrable Securities on each securities exchange as they may reasonably designate.

              (ix) In the event the offering is an underwritten offering, use its best efforts to obtain a "cold comfort" letter from the independent public accountants for Purchaser in customary form and covering such matters of the type customarily covered by such letters.

               (x) Execute and deliver all instruments and documents (including in an underwritten offering an underwriting agreement in customary form) and take such other actions and obtain such certificates and opinions as the stockholders of Purchaser holding a majority of the shares of Registrable Securities covered by the Registration Statement may reasonably request in order to effect an underwritten public offering of such Registrable Securities.

              (xi) Make available for inspection by the seller of such Registrable Securities covered by such registration statement, by any underwriter participating in any disposition to be effected pursuant to such registration statement and by any attorney, accountant or other agent retained by any such seller or any such underwriter, all pertinent financial and other records, pertinent corporate documents and properties of Purchaser, and cause all of Purchaser's officers, directors and employees to supply all information reasonably requested by any such seller, underwriter, attorney, accountant or agent in connection with such registration statement.

             (xii) Obtain for delivery to the underwriter or agent an opinion or opinions from counsel for Purchaser in customary form and in form and scope reasonably satisfactory to such underwriter or agent and its counsel.

         16.4 Other Registration Matters.

               (i) Each Stockholder holding shares of Registrable Securities covered by a Registration Statement referred to in this Section 16 will, upon receipt of any notice from Purchaser of the happening of any event of the kind described in Section 16.3(vi), forthwith discontinue disposition of the Registrable Securities pursuant to the registration statement covering such Registrable Securities until such holder's receipt of the copies of the supplemented or amended prospectus contemplated by Section 16.3(vi).

              (ii) If a registration pursuant to Section 16.1 or 16.2 involves an underwritten offering, each Stockholder (including his permitted assigns) agrees, if his shares of Registrable Securities are included in such registration, not to effect any public sale or distribution, including any sale pursuant to Rule 144 under the 1933 Act, of any Registrable Securities, or of any security convertible into or exchangeable or exercisable for any Registrable Securities (other than as part of such underwritten offering), without the consent of the managing underwriter, during a period commencing seven calendar days before and ending 180 calendar days (or such lesser number as the managing underwriter shall designate) after the effective date of such registration. Similarly, each of the Stockholders agrees not to effect any sale or distribution, including any sale pursuant to the registration rights provided in Section 16.1, of any Registrable Securities, or of any security convertible into or exchangeable or exercisable for any Registrable Securities, without the consent of the managing underwriter of the IPO during a period commencing on the effective date of the Draft Registration Statement and ending 365 calendar days (or such lesser number as such managing underwriter shall designate) after such effective date.

         16.5 Indemnification.

               (i) In the event of any registration of any securities of Purchaser under the 1933 Act pursuant to Section 16.1 or 16.2, Purchaser will, and it hereby agrees to, indemnify and hold harmless, to the extent permitted by law, each seller of any Registrable Securities covered by such registration statement, each Affiliate of such seller and their respective directors, officers, employees and agents or general and limited partners (and directors, officers, employees and agents thereof) and, if such seller is a portfolio or investment fund, its investment advisors or agents, each other person who participates as an underwriter in the offering or sale of such securities and each other person, if any, who controls such seller or any such underwriter within the meaning of the 1933 Act, as follows:

                           (x) against any and all loss, liability, claim,
                  damage or expense whatsoever arising out of or based upon an untrue statement or alleged untrue statement of a material fact contained in any registration statement (or any amendment or supplement thereto), including all documents incorporated therein by reference, or the omission or alleged omission therefrom of a material fact required to be stated therein or necessary to make the statements therein not misleading, or arising out of an untrue statement or alleged untrue statement of a material fact contained in any preliminary prospectus or prospectus (or any amendment or supplement thereto) or the omission or alleged omission therefrom of a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading;

                           (y) against any and all loss, liability, claim,
                  damage and expense whatsoever to the extent of the aggregate amount paid in settlement of any litigation, or investigation or proceeding by any governmental agency or body, commenced or threatened, or of any claim whatsoever based upon any such untrue statement or omission, or any such alleged untrue statement or omission, if such settlement is effected with the written consent of Purchaser; and

                           (z) against any and all expense reasonably incurred
                  by them in connection with investigating, preparing or defending against any litigation, or investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever based upon any such untrue statement or omission, or any such alleged untrue statement or mission to the extent that any such expense is not paid under subsection (x) or (y) above;

         Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of such seller or any such director, officer, employee, agent, general or limited partner, investment advisor or agent, underwriter or controlling person and shall survive the transfer of such securities by such seller.

              (ii) Purchaser may require, as a condition to including any Registrable Securities in any registration statement filed in accordance with Section 16.1 or 16.2, that Purchaser shall have received an undertaking reasonably satisfactory to it from the prospective seller of such Registrable Securities or any underwriter, to indemnify and hold harmless (in the same manner and to the same extent as set forth in Section 16.5(i)) Purchaser with respect to any statement or alleged statement in or omission or alleged omission from such registration statement, any preliminary, final or summary prospectus contained therein, or any amendment or supplement, if such statement or alleged statement or omission or alleged omission was made in reliance upon and in conformity with written information furnished to Purchaser by or on behalf of such seller or underwriter specifically stating that it is for use in the preparation of such registration statement, preliminary, final or summary prospectus or amendment or supplement. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of Purchaser or any such director, officer or controlling person and shall survive the transfer of such securities by such seller. In that event, the obligations of the Purchaser and such sellers pursuant to this Section 16.5 are to be several and not joint; provided, however, that, with respect to each claim pursuant to this Section 16.5, Purchaser shall be liable for the full amount of such claim, and each such seller's liability under this
         Section 16.5 shall be limited to an amount equal to the net proceeds (after deducting the underwriting discount and expenses) received by such seller from the sale of Registrable Securities held by such seller pursuant to this Agreement.

             (iii) Promptly after receipt by an indemnified party hereunder of written notice of the commencement of any action or proceeding involving a claim referred to in this Section 16.5, such indemnified party will, if a claim in respect thereof is to be made against an indemnifying party, give written notice to such indemnifying party of the commencement of such action; provided, however, that the failure of any indemnified party to give notice as provided herein shall not relieve the indemnifying party of its obligations under this Section 16.5, except to the extent (not including any such notice of an underwriter) that the indemnifying party is materially prejudiced by such failure to give notice. In case any such action is brought against an indemnified party, unless in such indemnified party's reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist in respect of such claim (in which case the indemnifying party shall not be liable for the fees and expenses of more than one firm of counsel selected by holders of a majority of the shares of Registrable Securities included in the offering or more than one firm of counsel for the underwriters in connection with any one action or separate but similar or related actions), the indemnifying party will be entitled to participate in and to assume the defense thereof, jointly with any other indemnifying party similarly notified, to the extent that it may wish with counsel reasonably satisfactory to such indemnified party, and after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party will not be liable to such indemnified party for any legal or other expenses subsequently incurred by such indemnifying party in connection with the defense thereof, provided that the indemnifying party will not agree to any settlement without the prior consent of the indemnified party (which consent shall not be unreasonably withheld) unless such settlement requires no more than a monetary payment for which the indemnifying party agrees to indemnify the indemnified party and includes a full, unconditional and complete release of the indemnified party; provided, however, that the indemnified party shall be entitled to take control of the defense of any claim as to which, in the reasonable judgment of the indemnifying party's counsel, representation of both the indemnifying party and the indemnified party would be inappropriate under the applicable standards of professional conduct due to actual or potential differing interests between them. In the event that the indemnifying party does not assume the defense of a claim pursuant to this Section 16.5(iii), the indemnified party will have the right to defend such claim by all appropriate proceedings, and will have control of such defense and proceedings, and the indemnified party shall have the right to agree to any settlement without the prior consent of the indemnifying party. Each indemnified party shall, and shall cause its legal counsel to, provide reasonable cooperation to the indemnifying party and its legal counsel in connection with its assuming the defense of any claim, including the furnishing of the indemnifying party with all papers served in such proceeding. In the event that an indemnifying party assumes the defense of an action under this Section 16.5(iii), then such indemnifying party shall, subject to the provisions of this Section 16.5, indemnify and hold harmless the indemnified party from any and all losses, claims, damages or liabilities by reason of such settlement or judgment.

              (iv) Purchaser and each seller of Registrable Securities shall provide for the foregoing indemnity (with appropriate modifications) in any underwriting agreement with respect to any required registration or other qualification of securities under any federal or state law or regulation of any governmental authority.

         16.6 Contribution. In order to provide for just and equitable contribution in circumstances under which the indemnity contemplated by Section
16.5 is for any reason not available or insufficient for any reason to hold harmless an indemnified party in respect of any losses, claims, damages or liabilities referred to therein, the parties required to indemnify by the terms thereof shall contribute to the aggregate losses, liabilities, claims, damages and expenses of the nature contemplated by such indemnity agreement incurred by Purchaser, any seller of Registrable Securities and one or more of the underwriters, except to the extent that contribution is not permitted under
Section 11 (f) of the 1933 Act. In determining the amounts which the respective parties shall contribute, there shall be considered the relative benefits received by each party from the offering of the Registrable Securities by taking into account the portion of the proceeds of the offering realized by each, and the relative fault of each party by taking into account the parties' relative knowledge and access to information concerning the matter with respect to which the claim was asserted, the opportunity to correct and prevent any statement or omission and any other equitable considerations appropriate under the circumstances. Purchaser and each person selling securities agree with each other that no seller of Registrable Securities shall be required to contribute any amount in excess of the amount such seller would have been required to pay to an indemnified party if the indemnity under Section 16.5(ii) were available. Purchaser and each such seller agree with each other and the underwriters of the Registrable Securities, if requested by such underwriters, that it would not be equitable if the amount of such contribution were determined by pro rata or per capita allocation (even if the underwriters were treated as one entity for such purpose) or for the underwriters' portion of such contribution to exceed the percentage that the underwriting discount bears to the initial public offering price of the Registrable Securities. For purposes of this
Section 16.6, each person, if any, who controls an underwriter within the meaning of Section 15 of the 1933 Act shall have the same rights to contribution as such underwriter, and each director and each officer of Purchaser who signed the registration statement, and each Person, if any, who controls Purchaser or a seller of Registrable

Securities within the meaning of Section 15 of the 1933 Act shall have the same rights to contribution as Purchaser or a seller of Registrable Securities, as the case may be.

         16.7 Availability of Rule 144. Purchaser shall not be obligated to register shares of Registrable Securities held by any Stockholder at any time when the resale provisions of Rule 144(k) (or any similar or successor provision) promulgated under the 1933 Act are available to such Stockholder.

17.      GENERAL

         17.1 Cooperation. The Company, each Stockholder, Purchaser and Old ACG shall deliver or cause to be delivered to the other on the Closing Date and at such other times and places as shall be reasonably agreed to, such additional instruments as the any of the others may reasonably request for the purpose of carrying out this Agreement. The Company will cooperate and use its reasonable efforts to have the present officers, directors and employees of the Company cooperate with Purchaser on and after the Closing Date in furnishing information, evidence, testimony and other assistance in connection with any Tax Return filing obligations, actions, proceedings, arrangements or disputes of any nature with respect to matters pertaining to all periods prior to the Closing Date.

         17.2 Successors and Assigns. This Agreement and the rights of the parties hereunder may not be assigned (except by operation of law), but if assigned by operation of law, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto, the successors of Purchaser, Old ACG and the Company, and the heirs and legal representatives of the Stockholders.

         17.3 Entire Agreement. This Agreement (including the Schedules and Annexes) and the documents delivered pursuant hereto constitute the entire agreement and understanding among the Stockholders, the Company, Old ACG and Purchaser and supersede any prior agreement and understanding relating to the subject matter of this Agreement. This Agreement, upon execution and delivery, constitutes a valid and binding agreement of the parties hereto enforceable in accordance with its terms and may be modified or amended only by a written instrument executed by the Stockholders, the Company, Old ACG and Purchaser, acting through their respective officers or representatives, duly authorized by their respective Boards of Directors. Any disclosure made on any Schedule delivered pursuant hereto shall be deemed to have been disclosed for purposes of any other Schedule required hereby; provided that the Company shall make a good faith effort to cross reference disclosures, as necessary or advisable, between related Schedules.

         17.4 Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute but one and the same instrument.

         17.5 Brokers and Agents. Except as disclosed on Schedule 17.5, each party represents and warrants that it employed no broker or agent in connection with this transaction and agrees to indemnify the other parties hereto against all loss, cost, damage or expense arising out of claims for fees or commission of brokers employed or alleged to have been employed by such indemnifying party.

         17.6 Expenses. Whether or not the transactions herein contemplated shall be consummated, Purchaser will pay the fees, expenses and disbursements of Purchaser, the Company and their respective agents, representatives, accountants and counsel incurred in connection with the subject matter of this Agreement and any amendments thereto, including all costs and expenses incurred in the performance and compliance with all conditions to be performed by Purchaser and the Company under this Agreement. Each Stockholder shall pay all sales, use, transfer, real property transfer, recording, gains, stock transfer and other similar taxes and fees ("Transfer Taxes") imposed in connection with the transactions contemplated herein, the fees and expenses of the Stockholders' legal counsel and all other costs and expenses incurred by the Stockholders in their performance and compliance with all conditions to be performed by them under this Agreement. Each Stockholder shall file all necessary documentation and Returns with respect to such Transfer Taxes. In addition, each Stockholder acknowledges that he or she, and not the Company or Purchaser, will pay all Taxes due upon receipt of the consideration payable pursuant to Section 2, and will assume all Tax risks and liabilities of the Company in connection with the transactions contemplated hereby.

         17.7 Notices. All notices of communication required or permitted hereunder shall be in writing, addressed to the party to be notified, and may be given by (i) depositing the same in United States mail, postage prepaid and registered or certified with return receipt requested, (ii) by telecopying the same if receipt thereof is confirmed or (iii) by delivering the same in person to an officer or agent of such party.

         (x) If to Purchaser, or Old ACG, addressed to Purchaser at:

         1+ USA, inc.
         3355 West Alabama
         Suite 580
         Houston, Texas 77098
         Attn: Rod K. Cutsinger
         Telecopy No.: 713-599-0222

         with a copy to:

         Bracewell & Patterson, L.L.P.
         South Tower Pennzoil Place
         711 Louisiana, Suite 2900
         Houston, Texas 77002-2781
         Attn:  Edgar J. Marston III
         Telecopy No.: 713-221-1212

         (y) If to the Stockholders, addressed to them at their addresses set forth on Schedule 5.3, with copies to such counsel as is set forth with respect to each Stockholder on such Schedule 5.3;

         (z)If to the Company, addressed to it at:

         Feist Long Distance Service, Inc.
         110 S. Main, Suite 1000
         Wichita, Kansas 67202
         Attn: Ms. Roberta Feist, Chairman
         Telecopy No.: 316-263-6565

         with a copy to:

         Todd J. Feist
         110 S. Main, Suite 1000
         Wichita, Kansas 67202
         Telecopy No.: 316-263-6565

or to such other address or counsel as any party hereto shall specify pursuant to this Section 17.7 from time to time.

         17.8 Governing Law. This Agreement Shall be construed in accordance with the laws of the State of Delaware.

         17.9 Exercise of Rights and Remedies. Except as otherwise provided herein, no delay of or omission in the exercise of any right, power or remedy accruing to any party as a result of any breach or default by any other party under this Agreement shall impair any such right, power or remedy, nor shall it be construed as a waiver of or acquiescence in any such breach or default, or of any similar breach or default occurring later; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default occurring before or after that waiver.

         17.10 Time. Time is of the essence with respect to this Agreement.

         17.11 Reformation and Severability. In case any provision of this Agreement shall be invalid, illegal or unenforceable, it shall, to the extent practicable, be modified in such manner as to be valid, legal and enforceable but so as to most nearly retain the intent of the parties, and if such modification is not possible, such provision shall be severed from this Agreement; and in either case the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.

         17.12 Remedies Cumulative. No right, remedy or election given by any term of this Agreement shall be deemed exclusive but each shall be cumulative with all other rights, remedies and elections available at law or in equity.

         17.13 Captions. The headings of this Agreement are inserted for convenience only, shall not constitute a part of this Agreement or be used to construe or interpret any provision hereof.

         17.14 Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived only with the written consent of Purchaser, Old ACG, the Company and the Stockholders. Any amendment or waiver effected in accordance with this Section 17.14 shall be binding upon each of the parties hereto.

         17.15 Public Statements. The parties hereto shall consult with each other and no party shall issue any public announcement or statement with respect to the transactions contemplated hereby without the consent of the other parties, unless the party desiring to make such announcement or statement, after seeking such consent from the other parties, obtains advice from legal counsel that a public announcement or statement is required by applicable law.

         17.16 Use of Feist Name. The parties to this Amendment hereby grant the Company a royalty-free, non-exclusive license to use the name Feist Long Distance Service, Inc. for a period of two years following the Closing, subject to the Company's right to request one or more two-year extensions of such license at lease six months prior to the expiration of the then current license term; provided, however, that the foregoing license shall in any event terminate upon the sixth monthly anniversary of the termination of employment of Todd J. Feist by the Company, Purchaser or any other Affiliate of Purchaser, unless such license has not been in effect for at least one year at the date of termination of Mr. Feist's employment, in which event the license shall terminate on the 18th monthly anniversary of the Closing.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.


                             ADVANCED COMMUNICATIONS GROUP, INC.



                             BY:
                                -------------------------------------------
                             NAME:    ROD K. CUTSINGER
                             TITLE:   AUTHORIZED OFFICER

                             ADVANCED COMMUNICATIONS CORP.


                             BY:
                                -------------------------------------------
                             NAME:    ROD K. CUTSINGER
                             TITLE:   CHAIRMAN AND CHIEF EXECUTIVE OFFICER



                             1+  USA V ACQUISITION CORP.


                             BY:
                                -------------------------------------------
                             NAME:     BRAD K. CUTSINGER
                             TITLE:    PRESIDENT


                             FEIST LONG DISTANCE SERVICE, INC.



                             BY:
                                -------------------------------------------
                             NAME:     ROBERTA FEIST
                             TITLE:    CHAIRMAN OF THE BOARD


                             BY:
                                -------------------------------------------
                             NAME:     TODD J. FEIST
                             TITLE:    PRESIDENT

                                STOCKHOLDERS:



                                -------------------------------------------
                                THOMAS J. FEIST


                                -------------------------------------------
                                ROBERTA FEIST


                                -------------------------------------------
                                JAY A. FEIST


                                -------------------------------------------
                                TODD J. FEIST


                                -------------------------------------------
                                JILL FEIST UTZ


                                -------------------------------------------
                                PAULA FEIST ALEFS


                                -------------------------------------------
                                KATHY J. FEIST


                                -------------------------------------------
                                JODI L. FEIST

                                    ANNEX I

                          DRAFT REGISTRATION STATEMENT



                             (separately provided)

                                    ANNEX II

                      ADVANCED COMMUNICATIONS GROUP, INC.

                           SECTION 351 EXCHANGE PLAN


         The Board of Directors of Advanced Communications Group, Inc., a Delaware corporation organized in September 1997 ("Company"), has adopted this
Section 351 Exchange Plan effective as of October 3, 1997 ("Exchange Plan") in order to comply with the requirements of Section 351 of the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder ("Code"), and for purposes of defining the rights of various persons who may make future transfers of voting capital stock and other consideration, including cash and other assets (the items transferred being collectively referred to herein as the "Assets") to the Company, all as more particularly set forth below:

         WHEREAS, the Company intends to acquire outstanding shares of capital stock of certain corporations and other assets and acquire the outstanding capital stock of ACG, Inc., a Delaware corporation, in a reverse triangular merger, all as part of an integrated transaction as more particularly described in the Company's Registration Statement in Form S-1 (draft of October 2, 1997) ("Draft Registration Statement") relating to its initial underwritten public offering ("IPO"), the foregoing acquisitions being hereinafter collectively referred to as the "Acquisitions"; and

         WHEREAS, the various transactions comprising the Acquisitions will occur substantially concurrently upon the consummation of the IPO;

         NOW THEREFORE, in order to obtain the Assets, the Company may elect to exchange, as a part of a single plan, shares of its voting capital stock and other consideration, including cash, warrants, options and promissory notes, for such Assets as shall be transferred to the Company by one or more of the following individuals and entities: (i) the existing shareholders of the predecessor to the Company in a reverse triangular merger; (ii) certain holders of capital stock of other corporations or other assets that shall be acquired by the Company pursuant to the Acquisitions; (iii) certain other persons or entities who may assist the Company in the Acquisitions or in the manufacture and or marketing of its products, (iv) purchasers of the Company's capital stock in the IPO; and (v) certain other financial investors; and

         FURTHERMORE, it is the expectation of the Company (without making any representation with respect thereto) that the parties contributing such Assets to the Company as part of the Acquisitions and the IPO will possess immediately after the completion of the Acquisitions, at least

80% of the total combined voting power of all classes of capital stock of the Company entitled to vote and at least 80% of the total number of shares of all other classes of capital stock of the Company; and

         FURTHERMORE, it is also the intention of the Company (without making any representation with respect thereto) that the foregoing transfers of Assets to the Company shall qualify as tax free within the provisions of Section 351 of the Code; provided, however, that the Company does not assume any liability or responsibility to any holder of capital stock of the Company or any other person or entity in the event Section 351 of the Code does not apply to such transfers of Assets; and

         FURTHERMORE, it is the expectation of the Company that the parties to the Acquisitions and the IPO will contribute Assets to the Company in the approximate amounts contemplated by the Draft Registration Statement in exchange for the voting capital stock, and other consideration, including cash, options, warrants and promissory notes of the Company, in the approximate amounts contemplated by the Draft Registration Statement.

         The shares of voting capital stock and other consideration, including cash, options, warrants and promissory notes of the Company, deliverable in the Acquisitions may be subject to adjustment in accordance with the various acquisition agreements between the Company and the contributing parties. This Exchange Plan shall not obligate any party to any Acquisition to consummate such Acquisition other than upon the terms of the definitive acquisition agreement executed by such party with respect to such Acquisition.

         By the execution of the acquisition agreement to which this Exchange Plan is attached as Annex II, each of the contributing parties thereto evidences such party's agreement with and adoption of this Exchange Plan.

                                   ANNEX III


                              EMPLOYMENT AGREEMENT


         This Employment Agreement ("Agreement") is entered into as of June 12, 1997, by Todd J. Feist ("Employee") and 1+ USA V Acquisition Company, a Delaware corporation ("Company") (collectively referred to as the "Parties"). The Company and Employee agree as follows:

1.       Employment.

In consideration of the mutual covenants and agreements contained in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged by Employee and the Company, the Company employs Employee, and Employee accepts employment subject to the terms and conditions of this Agreement. The Company is a wholly-owned subsidiary of Advanced Communications Group, Inc. ("ACG"), a Delaware corporation. Unless the content otherwise clearly requires, all references to ACG in this Agreement shall include ACG, the Company and ACG's other subsidiaries.

The Company, ACG, Feist Long Distance Service, Inc. ("Feist"), the stockholders of Feist, including Employee, and other affiliates of Feist have entered into an Agreement and Plan of Merger, as amended by Amendment No. 1 thereto ("Merger Agreement"). Upon the consummation of the merger contemplated by the Merger Agreement ("Merger"), Feist will be merged into the Company, and the name of the Company will be changed to Feist Long Distance Services, Inc. Notwithstanding any other term of this Agreement, this Agreement shall terminate upon the termination of the Merger Agreement pursuant to Article 12 thereof.

If requested by the Employee following the consummation of the Merger, the Company will enter into a new Employment Agreement with Employee, substantially in the form of this Agreement, that gives effect to the consummation of the Merger.

2.       Term.

This Agreement shall commence and become effective on the date hereof and end on the fifth anniversary of the Closing Date. Such term of employment may be renewed for successive periods of one year thereafter upon the mutual agreement of the Parties.

3.       Compensation and other Benefits.

         3.1 As compensation for his services to the Company under this Agreement, the Company shall pay to Employee during the term of this Agreement a base salary ("Base Salary") payable in equal semi-monthly installments, subject only to such payroll and withholding deductions as may be required by law and other deductions applied generally to employees of the Company for any employee benefit plans. Prior to the consummation of the Merger or the termination of the Merger Agreement, the Base Salary payable to Employee pursuant to this Agreement shall be $12,000 per annum. Commencing on the effective date of the Merger, the Base Salary payable to Employee pursuant to this Agreement shall be increased to not less than $110,000 per annum.

         3.2 After the first twelve consecutive months of employment after the Closing Date, and after every consecutive twelve-month period thereafter, Employee shall be eligible to receive a potential cash bonus up to 63% of Employee's Base Salary ("Bonus") to be based upon his performance as determined by the Compensation Committee of the Board of Directors ("Compensation Committee") of ACG. The standards required to be met by Employee to qualify for the cash bonus potential will be communicated to Employee prior to the commencement of such twelve-month period, beginning in 1998. Employee agrees that the decision as to whether to award a Bonus and the percentage amount thereof will be made by the Compensation Committee and will be based upon the criteria set by such committee.

         3.3 Employee will be entitled to two weeks of paid vacation annually during the term of this Agreement.

         3.4 Employee will be awarded 250,000 options to acquire common stock in ACG for a price of $2.50. The options shall have a term of ten years and shall become exercisable in one-third increments on each anniversary date of the Closing Date. Accordingly, the options shall become fully vested three years from the Closing Date; provided, however, that the vesting of such options will be accelerated in the event of the termination of Employee's employment hereunder pursuant to Section 6.1(d). The options shall, except as provided herein, be granted pursuant to ACG's 1997 Stock Awards Plan, a copy of which has heretofore been delivered to Employee.

         3.5 Employee shall receive benefits commensurate with his level of employment under any health plan of ACG.

         3.6 In the event ACG completes an initial underwritten public offering of ACG common stock, par value $.00001 per share (the "IPO"), prior to October 31, 1997, Company shall pay the Employee a one-time bonus of $50,000 within two weeks after the closing of the IPO.

4.       Duties and Extent of Service.

Employee shall hold the office of President of the Company. Employee agrees to perform the duties incidental to his position, as determined from time to time by the Chief Executive Officer of ACG. Employee shall devote such time, attention, and energy to the business of the Company as are required to perform his duties and responsibilities hereunder and shall not after the Closing Date and during the remaining term of this Agreement be engaged, directly or indirectly, in any other business activity if pursued for gain, profit, or other pecuniary advantage without the prior written consent of the Chief Executive Officer of ACG; provided, however, that Employee shall be permitted to continue to serve as a member of the Board of Directors of Feist Publications, Inc. and receive compensation for serving in such capacity. In any event after the Closing Date, Employee shall not take any action inconsistent with Employee's relationship and responsibilities as an employee or the Company, or take any action which is intended, or may be reasonably expected, to harm the reputation, business, prospects, or operations of ACG.

5.       Protection of Confidential Information and Employee Non-Competition.

         5.1 Employee recognizes and acknowledges that he will have access to certain confidential information and trade secrets of ACG ("Confidential Information"). Such Confidential Information includes, but is not limited to: customer names; contracts; products purchased by customers; production capabilities and processes; customer account and credit data; referral sources; computer programs and software; names and information relating to potential acquisition candidates; financing sources and other business relationships; information relating to confidential or secret designs, processes, formulae, plans, devices, or materials of ACG's business and marketing plans, confidential information and trade secrets relating to the distribution and marketing of ACG's products and services; patents pending; confidential characteristics of ACG's products and services; customer comments; troubleshooting requirements; product and service development; market development; manuals written by ACG; management, accounting, and reporting systems, procedures, and programs; off net contracts, leases, marketing agreements, sales employee compensation information, plans, and programs; marketing and financial analysis, plans, research, programs, and related information and data; forms, agreements, and legal documents;

                  regulatory and supervisory reports; correspondence; statements; corporate books and records; and other similar information.

         5.2 Employee acknowledges and agrees that this Confidential Information constitutes valuable, special, and unique property of ACG.

         5.3 Employee will not, at any time during or after the term of this Agreement or his employment with Company, disclose any Confidential Information to any person, firm, corporation, association, or other entity for any reason or purpose.

         5.4 The foregoing restrictions shall not apply to: (a) any information in Employee's possession before its disclosure to Employee by ACG; or (b) information that is or shall lawfully be published or become part of the general knowledge through no act or omission of Employee. The Confidential Information disclosed to Employee under this Agreement is not within the foregoing exceptions merely because such information is embraced by more general information in the public domain or in Employee's possession; or merely because portions thereof are in the public domain or in Employee's possession.

         5.5 To protect the confidentiality of the Confidential Information, Employee further agrees that while employed by the Company and for a period of three years immediately after the termination of this Agreement or his employment with the Company, regardless of whether such termination of employment is voluntary or involuntary, he will not, for himself, or on behalf of any other person, firm, partnership, company, or corporation (i) generally compete in any manner whatsoever with ACG or solicit, accept, divert, or take away from ACG the business of any person, company, or business; (ii) directly or indirectly induce or attempt to influence any employee, officer, director, consultant, agent, vendor or other entity related to ACG to terminate his or her employment or association in any manner whatsoever with ACG; or (iii) engage in any commercial or technical activity involving the development, formulation, manufacture, production, distribution, marketing or sale of any product and services that ACG designs, produces, manufactures, distributes, markets or sells during the term of this Agreement or Employee's employment with the Company. The prescribed territory in which Employee shall not compete with ACG as outlined in this Paragraph 5.5 shall consist of all of those areas of the United States in which ACG is doing business at the time of Employee's termination of employment. Notwithstanding anything to the contrary in this Paragraph 5.5, the provisions of this Paragraph 5.5 shall not apply to Employee (a) until the Closing Date and (b) if the

                  Company declines to renew this Agreement upon the expiration of its stated term.

         5.6 Employee understands and acknowledges that, due to the unique nature of the products and services provided by ACG and the need for sales personnel to have a relatively high degree of technical knowledge concerning these products and services, employment by the Company for sales, including the special training, knowledge, and confidential information that will be acquired in the course of such employment, will give Employee distinct and substantial advantages for potential sales activities concerning such products and services. Employee further understands and acknowledges that: because of the definition of products and services covered by this Agreement, the highly specialized nature of those products and services, the limited size and number of business entities in the business of developing and/or selling those products and services, and the much more numerous opportunities for Employee to work in his trade with respect to products and services not covered by this Agreement, the limitations as to time and geographic area contained in Paragraph 5.5 are reasonable and are not unduly onerous on Employee. Employee therefore agrees that the limitations as to time, geographic area, and scope of activity contained in Paragraph 5.5 do not impose a greater restraint than is necessary to protect the Confidential Information, goodwill, and other business interests of ACG. Employee also agrees that in light of the facts acknowledged above, the substantial investment of ACG in developing its business and providing special training to Employee, and the certain and substantial harm that ACG would suffer if Employee were to engage in any of the activities described in Paragraph 5.5, ACG's need for the protection afforded by Paragraph 5.5 is greater than any hardship Employee might experience by complying with its terms. Employee also agrees that, if any provision of the covenant set forth in Paragraph 5.5 is found to be invalid in part or whole, ACG may elect, but shall not be required, to have such provision reformed, whether as to time, geographic area, scope of activity, or otherwise, as and to the extent required for its validity under applicable law, and, as so reformed, such provisions shall be enforceable.

         5.7 Employee acknowledges that a violation or attempted violation on his part of any provision in this Paragraph 5 may cause irreparable damage to ACG. Accordingly, in the event of a breach or threatened breach by Employee of the provisions of this Paragraph 5, Employee agrees that ACG shall be entitled as a matter of right to an injunction, out of any court of competent jurisdiction, restraining any violation or further violation of such agreements by Employee or his agents, without showing any evidence of actual monetary loss resulting from such breach, including, but not limited to, restraining Employee from using or disclosing, in whole or in part, such Confidential Information or trade secrets; rendering any services to any person, firm, corporation, or other entity to whom any of such information may have been disclosed or is threatened to be disclosed; and/or violating the non-competition provision. Nothing herein shall be construed as prohibiting ACG from pursuing any other remedies available to it for such breach or threatened breach, including the recovery of damages and attorneys' fees from Employee.

6.       Termination of Employment.

         6.1 Employee's employment under this Agreement shall terminate on the occurrence of any of the following events:

                  (a) End of Term: If the term of employment under the Agreement or any term of renewal ends.

                  (b) Death or Disability of Employee: If Employee dies or becomes disabled such that he no longer is reasonably able to perform his duties as contemplated by this Agreement, the Company shall pay to Employee, or to the estate of Employee if he dies, that part of his Base Salary which would otherwise be payable to Employee through the end of the month in which his death or disability occurs, after giving effect to accrued sick leave benefits and accrued vacation time, if any. Upon such payment, as well as applicable insurance benefits, if any, all obligations of the Company to the Employee or his estate shall be fully satisfied, and this Agreement shall terminate.

                  (c) Resignation of Employee: If Employee resigns prior to the end of the term of this Agreement, this Agreement shall terminate immediately, and the Company shall pay to Employee that part of his Base Salary which would otherwise be payable to Employee through the effective date of his resignation. Upon such payment, all obligations in any manner whatsoever of the Company to Employee shall be fully satisfied.

                  (d) Change in Ownership, Management, or Employee's Responsibilities: If there is a change in the ownership or management of the Company after the Closing Date, and either of these changes significantly alters Employee's job responsibilities or compensation, Employee may resign from his position within 60 days of such a change. If

                           Employee resigns pursuant to this paragraph, the Company will continue to provide Employee with his monthly compensation and benefits for a period of one year after the initial date of any such change. Employee is not entitled to receive any Bonus if he resigns as provided in this paragraph. For the period after Employee's resignation during which Employee will be paid, Employee will not have any authority to act on behalf of the Company.

                  (e)      Termination by the Company "With Cause." If Employee
                           (i) violates any provision of this Agreement; (ii) fails to perform the services required of him pursuant to this Agreement; (iii) commits acts of fraud or dishonesty against ACG; (iv) is convicted of a crime other than a routine traffic violation; and/or (v) violates any policies of ACG as outlined in any ACG policy handbook, the Company may terminate the employment of Employee with cause. If Employee is terminated "with cause," Employee shall not be entitled to receive any further salary or benefits under this Agreement other than payment for that part of Employee's compensation that would otherwise be payable to Employee through the last date of his employment with the Company. Upon such payment, all obligations of the Company to Employee shall be fully satisfied, and this Agreement will terminate. Employee shall not be entitled to receive any Bonus or accrued vacation pay if his termination is "with cause."

                  (f) Termination by the Company Without Cause. In the event the Company terminates Employee's employment for any reason other than described in (e) above, Employee shall be entitled to that part of the Base Salary and benefits payable to Employee through the last date of his employment and such compensation and benefits shall continue thereafter for a period of six (6) months from termination.

         6.2 Termination of this Agreement shall not relieve Employee of any continuing obligations expressly provided in this Agreement, including, without limitation, those set forth in Paragraphs 5.1 through 5.6.

7.       Return of ACG Property.

         7.1 All data, drawings, documents, contracts, computerized data, information printouts, and tapes, tape recordings, documents, data, accounting records, personnel files, computer terminals, equipment, and other records and written material prepared or compiled by Employee or furnished to Employee while in the employ of the Company shall be the sole and exclusive property of

                  ACG, and none of such data, drawings or other records and written material, or copies thereof, shall be retained by Employee upon termination of his employment. This ACG property shall not be removed from Company premises without the Company's prior written consent.

         7.2 Upon termination of this Agreement or whenever requested by the Company, Employee immediately shall deliver to the Company all of the ACG property or any of ACG's documents in Employee's possession or under Employee's control, including, but not limited to, all documents or data, Confidential Information, accounting records, computer terminals, data, discs, printouts and tapes, accounting machines, and all office furniture and fixtures, supplies, equipment, and other personal property placed in the office of Company. No copies of any such data shall be retained by Employee.

8.       Notices.

Any notice required or permitted to be given under this Agreement shall be in writing and addressed to Employee at 10201 Peppertree, Wichita, Kansas 67226, and to the Company, c/o Rod K. Cutsinger, 3355 West Alabama, Suite 580, Houston, Texas 77098, or to such other address as either party shall designate by written notice to the other. Notices may be sent by messenger or by registered or certified mail, postage prepaid, addressed to the party or parties to be notified, with return receipt requested. Notices sent by messenger shall be deemed received upon their actual receipt of the party to whom they are directed. Notices sent by registered or certified mail shall be deemed received on the third day following their deposit with the United States Postal Service.

9.       Arbitration.

Exclusive jurisdiction with respect to any dispute, controversy, or claim brought by the Company or Employee concerning the subject matter contained in this Agreement, including, but not limited to, Employee's employment, termination from, and/or affiliation with the Company, shall be settled by arbitration in Houston, Texas, in accordance with the Employment Dispute Resolution Rules of the American Arbitration Association, and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction. In reaching his or her decision, the arbitrator shall have no authority to change or modify any provision of this Agreement. Any and all charges that may be made for the cost of the arbitration and the fees and expenses of the arbitrator shall be borne equally by the parties; attorneys' fees and witness expenses shall be borne by the party incurring them.

10.      Miscellaneous.

         10.1 The rights and obligations of the Company under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of the Company. This Agreement shall be binding upon the Employee and his agents, heirs, executors, administrators and legal representatives. The rights and obligations of Employee hereunder shall not be assignable by Employee.

         10.2 This Agreement shall be governed by and construed in accordance with the laws of the State of Texas.

         10.3 This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which shall constitute one instrument.

         10.4 This Agreement contains the entire agreement of the parties pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, and there are no other warranties, representations, covenants or agreements among the Company, the Employee and Rod K. Cutsinger in connection with the subject matter hereof.

         10.5 The waiver by the Company of a breach of any provision of this Agreement by Employee shall not operate or be construed as a waiver by the Company of any subsequent breach by Employee.

         10.6 If a court of competent jurisdiction shall adjudge to be invalid any clause, sentence, subparagraph, paragraph or section of this Agreement, such judgment or decree shall not affect, impair, invalidate, or nullify the remainder of this Agreement, but the effect thereof shall be confined to the clause, sentence, subparagraph, paragraph, or section so adjudged to be invalid.

         The parties have executed this Agreement to be effective as of the day and year first above written.


1+ USA V ACQUISITION CORP.



--------------------------------------      -----------------------------------
By:      Rod K. Cutsinger                              Todd J. Feist
Its:     Chairman

             "COMPANY"                                  "EMPLOYEE"

                                    ANNEX IV

                            ADVERTISEMENT AGREEMENT


         THIS AGREEMENT, executed this _____ day of ____________, 1997, by and between FEIST PUBLICATIONS, INC. ("FPI") and FEIST LONG DISTANCE SERVICE, INC. ("FLD").

         IT IS AGREED between the parties hereto as follows:

         1. WHITE PAGE INFORMATION. FPI agrees to publish free of cost to FLD up to eight white pages of forward text information in front of each of the 15 Feist Telephone Directories FPI currently publishes for the next five years after _____________, 1997. The copy for such pages shall be supplied by FLD and shall in general be a copy used to familiarize prospective phone customers of FLD of the various services offered by FLD and to provide them with instructions on how to use and order services. The text shall be inserted before the "telephone companies" portion of the forward white pages text in each of FPI directories and shall be subject to FPI approval as to content. Should FLD elect to omit the eight pages in a certain directory, FPI will not be held responsible to extend this agreement.

         2. YELLOW PAGE ADVERTISING. FPI agrees to provide FLD free of charge with two half page yellow page ads and approximately 10% of the total number of fillers in FPI's yellow pages for the above mentioned directories published by FPI for the next five years after ___________, 1997. All such ads and fillers shall be subject to FPI's approval as to content.

         3. PROSPECT EXCHANGE. FLD and FPI agree to continue to exchange prospect information of customers and potential customers that enquire about the other's services.

         4. BINDING EFFECT. This agreement shall be binding upon the parties hereto and their successors and assigns. FPI may terminate this Advertisment Agreement without liability to any party on thirty (30) days advance written notice if Advanced Communications Group, Inc. or any company which Advanced Communications Group, Inc. controls (collectively, "ACG") publishes a yellow pages directory covering any New Territory. "New Territory" means any city or county meeting the following three conditions: (i) Great Western Directories, Inc. has not previously published a yellow pages directory covering such city or county, (ii) FPI published a directory covering such city or county within the previous twelve months, and (iii) FPI published a directory covering such city or county within the twelve months prior to the date first set forth above.

                                            FEIST PUBLICATIONS, INC.


                                            By:
                                               --------------------------------
                                                     Tom Feist, President

                                            FEIST LONG DISTANCE SERVICES, INC.


                                            By:
                                               --------------------------------
                                                     Todd J. Feist, President



                                      -2-